UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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The Spectranetics Corporation
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THE SPECTRANETICS CORPORATION
9965 Federal Drive
Colorado Springs, CO 80921
(719) 633-8333
________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held June 8, 2017

The Annual Meeting of Stockholders (the “Meeting”) of THE SPECTRANETICS CORPORATION (the “Company”) will be held at Loews Minneapolis Hotel, 601 First Avenue North, Minneapolis, MN 55403 on June 8, 2017, at 8:00 a.m. (CDT) for the following purposes:

1.
To elect Daniel A. Pelak and Maria Sainz, Class II directors to the Board of Directors of the Company, to serve a three-year term until the 2020 Annual Meeting of Stockholders, or until their successors are elected and have been duly qualified; and

2.	To hold a non-binding, advisory vote to approve the compensation of the Company’s named executive officers; and

3.	To hold a non-binding, advisory vote regarding the frequency of future advisory votes on executive compensation that will be conducted by the Company; and

4.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017; and

5.	To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

Only stockholders of record as of the close of business on April 11, 2017, the record date, are entitled to notice of, and to vote at, the Meeting and any adjournments or postponements.

Whether or not you plan to attend the Meeting in person, we urge you to ensure your representation by voting by proxy promptly. You may vote by completing, signing, dating and returning the enclosed proxy card, or the form forwarded by your bank, broker or other holder of record, by mail. You may also vote by telephone or electronically through the Internet, as further described on the proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. If you attend the Meeting and vote your shares in person, your proxy will not be used.

The Board of Directors recommends stockholders vote FOR each of the two Class II director nominees, FOR Proposals 2 and 4, and for ONE YEAR for Proposal 3.

BY ORDER OF THE BOARD OF DIRECTORS

Scott Drake
President and Chief Executive Officer
Colorado Springs, Colorado
Dated April 28, 2017

THE SPECTRANETICS CORPORATION
9965 Federal Drive
Colorado Springs, CO 80921
(719) 633-8333

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 2017

PROXY STATEMENT
________________
SOLICITATION OF PROXIES

This Proxy Statement is furnished to stockholders of THE SPECTRANETICS CORPORATION (“us,” “we,” “Spectranetics” or the “Company”) to solicit proxies by the Board of Directors (the “Board”) for use at our Annual Meeting of Stockholders (the “Meeting”) to be held at Loews Minneapolis Hotel, 601 First Avenue North, Minneapolis, MN 55403 on June 8, 2017, at 8:00 a.m. (CDT). We expect that this Proxy Statement and proxy will be first mailed to stockholders on or about May 5, 2017.

The cost of soliciting proxies is being borne by us. Our officers, directors and other employees, without additional compensation, may solicit proxies by telephone or by oral communication or by other appropriate means. We do not anticipate hiring a firm to solicit proxies. We may reimburse brokerage houses and other custodians, nominees, and fiduciaries for costs in forwarding solicitation materials to beneficial owners of the shares held of record by those persons. We will pay all costs related to preparing this Proxy Statement, including legal fees, printer costs and mailing costs.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 2017:

This Proxy Statement and our Annual Report for the year ended December 31, 2016 are available on our website at www.spectranetics.com/investor-relations/.

RECORD DATE AND VOTING OF SECURITIES

Only holders of record of our common stock outstanding as of the close of business on April 11, 2017, are entitled to notice of and to vote on matters presented at the Meeting or any adjournments or postponements of the Meeting. As of April 11, 2017, there were 43,764,753 shares of common stock outstanding. Each share of common stock will be entitled to one vote on each matter presented at the Meeting. There is no cumulative voting.

To constitute a quorum for the conduct of business at the Meeting, a majority of the outstanding shares of common stock entitled to vote at the Meeting must be represented at the Meeting. Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee represented at the Meeting, but regarding which such broker or nominee is not empowered to vote on a proposal) will be counted as shares that are present and entitled to vote to determine the presence of a quorum.

Each matter is tabulated separately. Directors are elected by a plurality of the votes cast, so abstentions and broker non-votes will not affect the candidates receiving the plurality of votes. Approval of Proposals 2, 3, and 4 requires the affirmative vote of a majority of the shares of common stock present and entitled to vote, in person or by proxy, at the Meeting. Abstentions are counted in tabulations of the votes cast on all proposals presented to stockholders, effectively counting as votes against such proposals.

For Proposal No. 3, regarding the advisory vote on the frequency of future executive compensation advisory votes, if none of the frequency alternatives (one year, two years or three years) receive the affirmative vote of a majority of the shares of common stock present and entitled to vote, we will consider the highest number of affirmative votes cast by stockholders to be the frequency that has been selected by our stockholders. Because Proposal No. 3 is advisory and not binding on us or the Board, the Board may decide that it is in our and our stockholders’ best interests to hold an advisory vote on future executive compensation votes more or less frequently than the option approved by our stockholders.

A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Broker non-votes will not, therefore, impact our ability to obtain a quorum and will have no effect on the outcome of the proposals.

Shares that are not voted in person cannot be voted on your behalf unless a proxy is given. Subject to the limitations described below, you may vote by proxy:

(i) by completing, signing and dating the enclosed proxy card and mailing it promptly in the enclosed envelope;

(ii) by telephone; or

(iii) electronically through the Internet.

Voting By Proxy Card.  Each stockholder may vote by proxy by using the enclosed proxy card. When you return a proxy card properly signed and completed, the shares of common stock represented by your proxy will be voted as you specify on the proxy card. If no specification is made in a properly executed proxy received by us, then the proxy will be voted (i) FOR the election of the two Class II director nominees to the Board in this Proxy Statement, (ii) FOR the approval, on an advisory basis, of the compensation of our named executive officers, (iii) FOR the frequency of every “ONE YEAR”, on an advisory basis, of future executive compensation advisory votes, and (iv) FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm. If any other matters are brought before the Meeting, the proxy holders will vote as recommended by the Board. If no recommendation is given, the proxy holders will vote in their discretion. If you own common stock through a broker, bank or other nominee that holds common stock for your account in a “street name” capacity, follow the instructions provided by your nominee regarding how to instruct your nominee to vote your shares.

Voting By Telephone Or Through The Internet.  If you are a registered stockholder (that is, if you own common stock in your own name and not through a broker, bank or other nominee that holds common stock for your account in a “street name” capacity), you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by 11:59 p.m., Central Time, on June 7, 2017. Please see below and in the proxy card provided to you for instructions on how to access the telephone and Internet voting systems. If your shares of common stock are held in “street name” for your account, contact your broker, bank or other nominee to determine if you may vote by telephone or through the Internet.

INTERNET/MOBILE – www.proxypush.com/spnc

Use the Internet to vote your proxy until 11:59 p.m. (CT) on June 7, 2017.

PHONE – 1-866-883-3382

Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on June 7, 2017.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

REVOCATION OF PROXY

A proxy may be revoked by a stockholder prior to exercising the proxy by written notice to our Corporate Secretary received by June 7, 2017, by submission of another proxy bearing a later date, or by attending the Meeting and voting in person. If you receive two or more proxy cards, please vote each in accordance with the procedures described thereon to ensure that all of the shares are represented. All shares represented by each properly completed and unrevoked proxy will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it unusable. All shares properly voted in accordance with the procedures in this Proxy Statement and the accompanying proxy card will be voted in accordance with your instructions.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether because of new information, future events or otherwise. Forward-looking statements should be evaluated with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2016 and in our periodic reports on Form 10-Q and Form 8-K.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the number of shares of our common stock beneficially owned as of March 31, 2017, by (i) all persons known by us to be beneficial owners of more than 5% of our common stock; (ii) each of our directors; (iii) the named executive officers (as defined below in the “Compensation Discussion and Analysis” section of this Proxy Statement); and (iv) all of our current executive officers and directors as a group. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based solely on information furnished by such holders, have sole voting and dispositive power with respect to such shares, subject to community property laws, where applicable. “Percentage of Outstanding Shares” is based on 43,764,753 shares of common stock outstanding on March 31, 2017.

Name and Address	Shares Owned (1)	Right to Acquire (2)	Total Shares Beneficially Owned	Percentage of Outstanding Shares
5% Stockholders
FMR LLC (3)	5,376,762	—	5,376,762	12.3%
Franklin Resources, Inc. (4)	2,642,271	—	2,642,271	6.0%
BlackRock, Inc. (5)	2,639,282	—	2,639,282	6.0%
Arrowpoint Asset Management, LLC (6)	2,602,148	—	2,602,148	5.9%
Oak Ridge Investments LLC (7)	2,358,918	—	2,358,918	5.4%
Directors and Named Executive Officers (8)
R. John Fletcher (9)	136,917	—	136,917	*
Joseph M. Ruggio, M.D. (9)	68,186	—	68,186	*
Daniel A. Pelak (9)	78,632	—	78,632	*
William C. Jennings (9)	64,713	—	64,713	*
Maria Sainz (9)	29,496	—	29,496	*
B. Kristine Johnson (9)	26,439	—	26,439	*
Todd Schermerhorn (9)	10,768	—	10,768	*
Scott Drake	255,398	425,357	680,755	1.5%
Shahriar Matin	129,450	240,998	370,448	*
Donna Ford-Serbu	23,391	87,944	111,335	*
Stacy McMahan	20,275	23,520	43,795	*
Udo Scheiner	—	—	—	*
All current executive officers and directors as a group (12 persons)	843,665	777,819	1,621,484	3.7%
____________

*	Less than 1%

(1)
Includes shares for which the named person has sole voting and investment power or shared voting and investment power with a spouse. Also includes restricted stock awards, whether vested or unvested. Excludes shares that may be acquired through stock option exercises and vesting of restricted stock units (“RSUs”).

(2)	Shares that can be acquired through stock options exercisable or RSU vesting within 60 days of March 31, 2017.

(3)
Information obtained from Schedule 13G/A filed with the Securities and Exchange Commission (“SEC”) on February 14, 2017. Includes shares beneficially owned by FMR Co., Inc. and FIAM LLC. The filing noted that

FMR LLC is a parent holding company and claims sole dispositive power for 5,376,762 shares and sole voting power for 290,800 shares. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(4)
Information obtained from Schedule 13G filed with the SEC on February 7, 2017. Includes shares beneficially owned by Charles B. Johnson, Rupert H. Johnson, Jr., Fiduciary Trust Company International, and Franklin Advisers, Inc. The filing noted that Franklin Resources, Inc. claims no sole or shared dispositive power and no sole or shared voting power for the shares. The address for Franklin Resources, Inc. is One Franklin Parkway, San Mateo, California 94403-1906.

(5)
Information obtained from Schedule 13G/A filed with the SEC on January 27, 2017. Includes shares beneficially owned by BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, and BlackRock Investment Management, LLC. The filing noted that BlackRock, Inc. is a parent holding company or control person and claims sole dispositive power for 2,639,282 shares and sole voting power for 2,541,408 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(6)
Information obtained from Schedule 13G/A filed with the SEC on February 13, 2017. The filing noted that Arrowpoint Asset Management, LLC claims sole voting and dispositive power for 2,602,148 shares. The address for Arrowpoint Asset Management, LLC is 100 Fillmore Street, Suite 325, Denver, Colorado 80206.

(7)
Information obtained from Schedule 13G filed with the SEC on February 13, 2017. The filing noted that Oak Ridge Investments LLC claims sole dispositive power for 2,241,535 shares and sole voting power for 2,219,241 shares. The address for Oak Ridge Investments LLC is 10 South LaSalle Street, Ste. 1900, Chicago, IL 60603.

(8)	The address of each of the directors and named executive officers listed is c/o The Spectranetics Corporation, 9965 Federal Drive, Colorado Springs, CO 80921.

(9)
Shares owned include 6,949 shares of unvested restricted stock granted to each of Mr. Fletcher, Dr. Ruggio, Mr. Pelak, Mr. Jennings, Ms. Sainz, Ms. Johnson and Mr. Schermerhorn on June 30, 2016 pursuant to our 2016 Incentive Award Plan (the “2016 Plan”). The shares of restricted stock are subject to forfeiture until they vest on June 30, 2017.

BOARD OF DIRECTORS

The following table lists the members of the Board, their ages as of March 31, 2017, their positions, the year first elected as a director, their director class, and the expiration of their current term.

Name	Age	Positions with the Company	Director Since	Class of Director	Term Expires
Scott Drake	49	President and Chief Executive Officer, Director	2011	Class I	2019
R. John Fletcher	71	Chairman of the Board of Directors	2002	Class III	2018
William C. Jennings	77	Director	2009	Class I	2019
B. Kristine Johnson	65	Director	2012	Class III	2018
Daniel A. Pelak (1)	65	Director	2010	Class II	2017
Joseph M. Ruggio, M.D.	62	Director	1997	Class I	2019
Maria Sainz (1)	51	Director	2010	Class II	2017
Todd C. Schermerhorn	56	Director	2015	Class III	2018
____________
(1) Nominated for re-election to the Board for a three-year term.

The Board is divided into three classes, designated Class I, Class II and Class III. Each class consists, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. At each annual meeting only directors of the class whose term is expiring are voted upon, and upon election each such director serves a three-year term. Messrs. Drake, Jennings and Ruggio serve as our Class I directors until the annual meeting to be held in 2019; Mr. Pelak and Ms. Sainz serve as our Class II directors until the Meeting to be held on June 8, 2017; Ms. Johnson and Messrs. Fletcher and Schermerhorn serve as our Class III directors until the annual meeting to be held in 2018. The Board of Directors may determine from time to time the size of the Board of Directors, but it cannot determine to have a Board comprising fewer than four or more than nine directors. If the number of directors is changed, any increase or decrease is apportioned among the classes to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class holds office for a term that coincides with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director holds office until the annual meeting for the year in which his term expires until his or her successor is elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

We are not aware of any family relationships among our directors and executive officers.

The size of the Board is currently set at eight. The Board is nominating Mr. Pelak and Ms. Sainz for re-election to the Board as Class II directors at the Meeting.

CORPORATE GOVERNANCE

The Board believes good corporate governance is paramount to ensure we are managed to benefit our stockholders for the long term. As part of our ongoing efforts to constantly improve corporate governance, the Board and management have undertaken several initiatives to improve our corporate governance policies and practices.

The Board has adopted Corporate Governance Guidelines (the “Guidelines”) to assist in exercising its responsibilities in serving our best interests and that of our stockholders. The Guidelines are periodically reviewed and amended by the Board. The Guidelines address such matters as director qualification standards, director independence, selection of new directors, director compensation, Board access to senior management and independent advisors, stock ownership guidelines, limitations on director service on other boards, director resignation, the annual self-evaluation process and director education. The Guidelines set forth restrictions on equity transactions, including prohibitions against cash buyouts of underwater options, hedging transactions and pledging of our stock by our directors, officers and employees. The Board adopted a policy requiring any nominee for director to offer his or her resignation to the Board if he or she receives a greater number of votes “against” his or her election than votes “for” such election. A complete copy of the Guidelines is available in the Investor Relations section of our website at www.spectranetics.com/investor-relations/corporate-governance.

Corporate Code of Conduct

The Board has adopted a Corporate Code of Conduct and Ethics (the “Code of Conduct”) that applies to all of our employees, directors, agents, consultants, representatives, and officers, including our Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller, and other senior financial officers. The Code of Conduct, as applied to our principal financial officers, constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act and is our “code of conduct” within the meaning of the listing standards of the NASDAQ Global Select Market. The Code of Conduct is posted on our website at www.spectranetics.com/investor-relations/corporate-governance. You may request copies, which will be provided free of charge, by writing to Corporate Secretary, The Spectranetics Corporation, 9965 Federal Drive, Colorado Springs, Colorado 80921. We intend to disclose on our website future amendments to certain provisions of our Code of Conduct, and any waiver of provisions of the Code of Conduct required to be disclosed under the rules of the SEC or listing standards of the NASDAQ Global Select Market.

Director Independence

Our Board makes an annual determination as to the independence of each Board member under the current standards for “independence” established by the NASDAQ Global Select Market. The Board has determined that all of our directors are independent under these standards except for Mr. Drake, who also serves as our President and Chief Executive Officer.

Leadership Structure

In December 2010, Mr. Fletcher, an independent director, was elected Chairman of the Board. Our Board believes that, at the present time, our interests and that of our stockholders are best served by the leadership and direction provided by an independent Chairman of the Board. The Board believes this leadership structure allows the Chief Executive Officer to leverage the experiences and perspectives of the independent Chairman of the Board. The Audit, Compensation, and Nominating and Corporate Governance committees, each of which is made up entirely of independent directors, perform various oversight functions independent of management. We may in the future combine the roles of Chief Executive Officer and Chairman of the Board depending on the then-current circumstances.

The Board’s Role in Risk Oversight

The Board has two primary methods of overseeing risk. The first method is through our Enterprise Risk Management (“ERM”) process, which allows for full Board oversight of the most significant risks facing us. The second is through the functioning of the Board committees.
The goal of ERM is to provide an ongoing process, effected at all levels across each business unit and corporate function, to identify, assess and monitor risk, and to implement mitigating actions, if possible. Where the ERM process identifies a material risk, it will be elevated through the CEO to the Board for its consideration. The Audit Committee amended its charter in October 2010, as requested by the Board, to expressly include as one of the Audit Committee’s responsibilities the oversight of management’s processes to manage our enterprise-wide risk.

The Audit Committee periodically receives and reviews presentations from management regarding the ERM process to assess whether it is functioning effectively.

Management is responsible for the day-to-day management of risks we face, while the Board, as a whole and through its committees, has the responsibility for the oversight of our risk management processes. Senior management attends regular meetings of the Board, provides presentations on operations, including significant risks, and is available to address any questions raised by the Board. Specific examples of risks primarily overseen by the full Board include, but are not limited to, legal risks, litigation risks, competition risks, industry risks, economic risks, business operations risks, commercial and regulatory compliance risks, cybersecurity risks, reputational risks and risks related to acquisitions and dispositions.

Our Board committees assist the Board in fulfilling its oversight responsibilities in the ERM process.

•
The Audit Committee regularly reviews with management and the independent auditors significant financial risk exposures and the processes management has implemented to monitor, control and report such exposures. Specific examples of risks primarily overseen by the Audit Committee include, but are not limited to, risks related to preparing our financial statements, disclosure controls and procedures, internal controls over financial reporting, accounting, financial, auditing, treasury, and cybersecurity risks.

•	The Compensation Committee assists the Board in fulfilling its oversight responsibilities regarding the management of risks arising from our compensation policies and programs.

•
The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities regarding the management of risks associated with Board organization, membership and structure, succession planning and corporate governance.

•
The Compliance and Quality Committee assists the Board in fulfilling its oversight responsibilities by considering risks relating to our global operations within the medical device industry, and its compliance with applicable health care laws and regulations.

Our Board is apprised by the chairperson of each Board committee of significant risks and management’s responses via periodic updates at regularly scheduled Board meetings. The leadership structure of our Board supports the Board’s effective oversight of our risk management.

Stockholder Communications with the Board

Stockholders may send written communications to the attention of the Board, any Board committee or any individual Board member. Communications should be directed to our Corporate Secretary, who will be primarily responsible for monitoring communications from stockholders and providing copies of such communications to the directors. Communications must include the name, mailing address and telephone number of the stockholder sending the communication, the number of shares of Company common stock owned by the stockholder and, if the stockholder is not the record owner of the stock, the name of the record owner. The Corporate Secretary will forward all communications not more suitably directed to management to the Board, a committee or individual directors. Stockholders who wish to communicate with the Board can write to Corporate Secretary, The Spectranetics Corporation, 9965 Federal Drive, Colorado Springs, Colorado 80921. A complete copy of the Policy and Procedures Regarding Communications Between Stockholders and the Board of Directors is available in the Investor Relations section of our website at www.spectranetics.com/investor-relations/corporate-governance.

Board Committees and Meetings

The Board held six in person or telephonic meetings during 2016. No director attended fewer than 75% in the aggregate of all Board meetings and meetings of any committee on which he or she served during 2016. Members of the Board and its committees also consulted informally with each other and with management from time-to-time and acted at various times by written consent without a meeting during 2016. All of our directors attended our 2016 annual meeting of stockholders. Our director attendance policy is available in our Corporate Governance Guidelines at www.spectranetics.com/investor-relations/corporate-governance.

The Board has the following standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Compliance and Quality Committee, and an ad hoc Business Development Committee, as well as an ad hoc Finance Committee to facilitate the work of the Board in evaluating potential financing and other transactions.

Audit Committee.  The Audit Committee is comprised of three directors, Mr. Schermerhorn, who serves as Chairperson, Mr. Jennings, and Ms. Sainz, each of whom is “independent” under NASDAQ Global Select Market listing standards and SEC rules regarding audit committee membership. Mr. Schermerhorn was appointed to the Audit Committee in March 2015, Mr. Jennings was appointed to the Audit Committee in March 2009, and Ms. Sainz was appointed to the Audit Committee in June 2015.

The Board has determined that Messrs. Jennings and Schermerhorn qualify as audit committee financial experts as that term is defined in the SEC’s rules and regulations.

The Audit Committee assists the Board in fulfilling its oversight responsibility by overseeing (i) our accounting and financial reporting processes and the audit of our financial statements; (ii) the adequacy and effectiveness of our internal controls; (iii) the appointment, compensation, retention and oversight of the work of our independent auditors; (iv) the portions of the Code of Conduct that relate to the quality or integrity of our financial statements; and (v) our processes regarding enterprise-wide risk management. The Audit Committee also pre-approves all audit and permissible non-audit services to be performed for us by our independent registered public accounting firm under the policy described later in this Proxy Statement. The Audit Committee prepares the report required by SEC rules to be included in this Proxy Statement.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, fraud or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing practices. Such procedures can be found on our website at www.spectranetics.com/investor-relations/corporate-governance.

The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm. The committee is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work. The Audit Committee meets privately with the independent auditors, and the independent auditors have unrestricted access and report directly to the Audit Committee.

The Audit Committee held eight meetings during 2016. The report of the Audit Committee for 2016 can be found following the “Director Compensation” section in this Proxy Statement. The Audit Committee Charter adopted by the Board is available on our website at www.spectranetics.com/investor-relations/corporate-governance.

Compensation Committee.  The Compensation Committee is comprised of three directors, Mr. Pelak, who serves as Chairperson, Ms. Johnson, and Dr. Ruggio, each of whom is “independent” under NASDAQ Global Select Market listing standards. Mr. Pelak was appointed to the Compensation Committee in March 2012. Ms. Johnson and Dr. Ruggio were appointed to the Compensation Committee in June 2015.

The Compensation Committee is responsible for discharging our Board’s responsibilities relating to the compensation of our executive officers and directors and the equity compensation of all employees, including assessing our overall compensation philosophy, structure and related risks, reviewing incentive compensation plans and equity-based plans and determining executive officer and director compensation. The Compensation Committee also participates in preparing the Compensation Discussion and Analysis to include in this Proxy Statement and produces a Compensation Committee Report to include in this Proxy Statement, each under applicable rules and regulations.

Regarding the compensation of executive officers, the Compensation Committee, with significant input from the CEO, evaluates the individual performance of each executive officer other than the CEO and determines and approves the compensation of the executive officers based on such evaluation. For the compensation of the CEO, the Chairman of the Board completes a performance evaluation of the CEO after consultation with other Board members. The Compensation Committee utilizes the review as a data point to establish compensation for the next calendar year. The Compensation Committee annually reviews actual compensation amounts provided in peer group proxy statements. Based on evaluations submitted by the CEO, the evaluation of the CEO and a review of relevant third-party compensation data, the Compensation Committee sets compensation levels for our executive officers that correspond to our goals and objectives.

The Compensation Committee reviews and approves incentive compensation plans and makes recommendations to the Board regarding equity-based plans. It approves any grants of stock options and other equity awards to our executive officers, including the Chief Executive Officer, under Rule 16b-3 under the Exchange Act. The Compensation Committee also reviews and approves grants of stock options and other equity awards to our employees. In 2013, the Compensation Committee delegated to any two of the CEO, CFO or Senior Vice President of Global Human Resources the review and approval of option grants to non-executive officer new hires and to non-executive officer employees following his or her promotion, within certain pre-determined guidelines. The Compensation Committee certifies whether performance goals, which are established by the Board of Directors, are met before performance-based compensation is paid to executive officers. The Compensation Committee is also responsible for administering our equity-based plans.

In 2015, the Compensation Committee retained the services of Willis Towers Watson, an independent executive compensation consulting firm, as its independent compensation consultant on executive and director compensation. Willis Towers Watson has not provided any other services to the Company and worked with the Company’s management, as directed by the Compensation Committee, only on matters for which the Compensation Committee is responsible. The Compensation Committee assessed the independence of Willis Towers Watson pursuant to SEC and NASDAQ rules and concluded that no conflict of interest existed that would prevent Willis Towers Watson from serving as an independent compensation consultant to the Compensation Committee.

The Compensation Committee held 12 meetings during 2016. The report of the Compensation Committee for 2016 can be found below under the caption “Compensation Discussion and Analysis” in this Proxy Statement.

The Compensation Committee Charter adopted by the Board is available on our website at www.spectranetics.com/investor-relations/corporate-governance.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee is comprised of three directors, Ms. Johnson, who serves as its Chairperson, and Messrs. Fletcher and Pelak. Each of the members of the Nominating and Corporate Governance Committee is “independent” under NASDAQ Global Select Market listing standards. The Nominating and Corporate Governance Committee considers and recommends to the Board proposed nominees for election to the Board, including any stockholder nominees. The Nominating and Corporate Governance Committee recommended the nominees for election at this Meeting. Other duties and responsibilities include: assessing the size and composition of the Board and its committees, overseeing the annual evaluation of the Board, overseeing our policy and procedures for the review, approval or ratification of transactions with related persons and making recommendations to the Board regarding matters such as stockholder proposals, the Corporate Governance Guidelines, our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and the charters of the Board committees.

The Nominating and Corporate Governance Committee held seven meetings during 2016. The Nominating and Corporate Governance Committee Charter adopted by the Board is available on our website at www.spectranetics.com/investor-relations/corporate-governance.

Criteria for Director Nominees.  The Nominating and Corporate Governance Committee evaluates each nominee for election to the Board in conjunction with its consideration of the Board as a whole, with the objective of assembling a Board that can best perpetuate our success and represent stockholder interests through exercising sound judgment using its diversity of experiences. The Nominating and Corporate Governance Committee believes that the qualifications of a director candidate should provide balance to the current Board’s knowledge, perspective, experience and expertise. A director candidate is examined in light of our current and anticipated needs. In determining whether to recommend a current director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in, and contributions to, the activities of the Board, as well as input from other Board members.

In seeking individuals to join the Board of Directors, the Nominating and Corporate Governance Committee considers the following to be minimum qualifications that a candidate must possess:

•	Commitment to promoting the long-term interests of our stockholders;

•	Strong professional and personal reputation consistent with our values;

•	Broad general business experience and acumen, which may include experience in management, finance, marketing and/or accounting;

•	Leadership experience and experience with strategic planning;

•	Familiarity with our industry and marketplace;

•	Strong educational background, including possible graduate degrees and professional training;

•	Mature business judgment and a high level of personal and professional integrity; and

•	Sufficient time, energy and attention to devote to our business as a member of the Board.

The Nominating and Corporate Governance Committee may consider the following where necessary and appropriate:

•	A candidate’s independence, as defined under the current NASDAQ Global Select Market listing standards; and

•	A candidate’s ability to satisfy the composition requirements for a Board Committee.

Although the Nominating and Corporate Governance Committee does not have a specific policy regarding the consideration of diversity in identifying director nominees, it believes that the Board should be composed of directors with diverse backgrounds, perspectives, skills and experience, including appropriate financial and other expertise relevant to our business.  A director candidate will not be discriminated against because of race, ethnicity, national origin, gender, religion or disability.  While the Nominating and Corporate Governance Committee may consider some aspects of diversity, such as diversity relating to domicile, national origin, race, ethnicity and gender, when considering a director candidate, these factors are not a prerequisite for any director candidate.

When seeking candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management, stockholders and others. The committee has in the past used, and may in the future use, the services of third party search firms to assist in the identification of appropriate candidates. After conducting an initial evaluation of a prospective candidate, the committee may interview that candidate. The committee may also ask the candidate to meet with management. If the committee believes a candidate would be a valuable addition to the Board and has otherwise met the requirements for Board membership, it may recommend to the full Board that candidate’s appointment or nomination for election.

Stockholder Recommendations for Nominations to the Board of Directors.  The Nominating and Corporate Governance Committee will consider candidates for director recommended by any stockholder that is the beneficial owner of shares of Spectranetics common stock. Candidates recommended by stockholders will be evaluated in the same manner as any other candidate. Stockholders wishing to recommend a candidate for nomination as a director are required to send the recommendation in writing to the Chair of the Nominating and Corporate Governance Committee, The Spectranetics Corporation, 9965 Federal Drive, Colorado Springs, Colorado 80921. A stockholder recommendation must contain the following information:

•	Documentation supporting that the writer is a stockholder of Spectranetics and a statement that the writer is recommending a candidate for nomination as a director;

•
A resume of the candidate’s business experience and educational background that also includes the candidate’s name, business and residence addresses, principal occupation or employment, and an explanation of how the candidate’s background and qualifications are directly relevant to Spectranetics’ business;

•	The number of shares of Spectranetics common stock beneficially owned by the candidate;

•
A statement detailing any relationship, arrangement or understanding, formal or informal, between or among the candidate, any affiliate of the candidate, and any customer, supplier or competitor of Spectranetics, or any other relationship, arrangement or understanding that might affect the independence of the candidate as a member of the Board;

•
Detailed information describing any relationship, arrangement or understanding, formal or informal, between or among the proposing stockholder, the candidate, and any affiliate of the proposing stockholder or the candidate;

•	Any other information required under SEC rules in a proxy statement soliciting proxies for the election of such candidate as a director;

•	A signed consent of the candidate to serve as a director, if nominated and elected; and

•
The other information set out in our Policy and Procedures Regarding the Consideration of Director Candidates Recommended by Security Holders, which is available on our website at www.spectranetics.com/investor-relations/corporate-governance.

For its evaluation, the Nominating and Corporate Governance Committee may request additional information from the candidate or the proposing stockholder and may request an interview with the candidate. The

Nominating and Corporate Governance Committee has sole discretion to decide which individuals to recommend for nomination as directors by the Board.

Any stockholder that desires to recommend a candidate for nomination to the Board to be considered for election at the Annual Meeting of Stockholders in 2018 must do so no later than the date that proposals meeting the requirements of our bylaws and Rule 14a-8 promulgated under the Exchange Act are due. See “Date of Receipt of Stockholder Proposals” in this Proxy Statement.

Compliance and Quality Committee. The Compliance and Quality Committee was initially formed in September 2008 as the Compliance Committee, and was renamed the Compliance and Quality Committee in 2015 to reflect its oversight of the Company’s quality systems and processes in addition to the Company’s compliance functions. The Compliance and Quality Committee held 11 meetings during 2016. The Compliance and Quality Committee is comprised of three directors, Dr. Ruggio, who serves as Chairperson, Ms. Sainz and Mr. Schermerhorn. The Compliance and Quality Committee performs periodic reviews of our global compliance and quality policies and procedures and provides ongoing oversight of these policies and procedures to support compliance with relevant healthcare laws and regulations.

The Compliance and Quality Committee assists the Board and management in overseeing and maintaining our global compliance program and quality systems and processes. The Compliance and Quality Committee also serves as a point of direct access, in a confidential and anonymous compliance hotline, for Company employees and others who wish to bring compliance concerns directly to the Board.

Compensation Committee Interlocks and Insider Participation

During 2016, Mr. Pelak, Ms. Johnson and Dr. Ruggio served as members of the Compensation Committee. None of such Compensation Committee members has ever been an officer or employee of us or our subsidiaries. During the last fiscal year, no member of our Board of Directors or of our Compensation Committee, and none of our executive officers, served as a member of the board of directors or compensation committee of an entity that has one or more executive officers of such entity serving as members of our Board of Directors or our Compensation Committee.

TRANSACTIONS WITH RELATED PERSONS

Policy and Procedures for the Review, Approval or Ratification of Transactions with Related Persons

The Board has adopted a written policy and procedures for the review, approval or ratification of “Related Party Transactions” consistent with the listing standards of the NASDAQ Global Select Market and Item 404(a) of Regulation S-K under the Securities Act of 1933. For purposes of the policy, a “Related Party Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including our subsidiaries) were, are or will be a participant and the amount involved exceeds $120,000, and in which any Related Party had, has or will have a direct or indirect interest.

The policy defines “Related Party” as:

•	Any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer or a nominee to become our director;

•	Any person known to be the beneficial owner of more than 5% of any class of our voting securities;

•
Any immediate family member of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner.

Under the policy, the Nominating and Corporate Governance Committee reviews the relevant facts and circumstances of each Related Party Transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and the extent of the Related Party’s interest in the transaction. The Nominating and Corporate Governance Committee then either approves or disapproves the Related Party Transaction. A Related Party Transaction may be consummated and continue only if the Nominating and Corporate Governance Committee has approved or ratified such transaction under the guidelines in the policy. If advance Committee approval of a Related Party Transaction requiring the Committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the Chairperson of the Nominating and Corporate Governance Committee, subject to ratification of the transaction by the Nominating and Corporate Governance Committee at the Committee’s next regularly scheduled meeting; provided that if ratification is not forthcoming, management must try to cancel or annul the transaction. No director may participate in approving a Related Party Transaction for which he or she is a Related Party.

The Nominating and Corporate Governance Committee has reviewed and pre-approved certain types of Related Party Transactions, which are deemed approved or ratified, as applicable, under the policy, including the following:

•	Compensation:

(i)	to one of our executive officers or directors if the compensation is required to be reported in our proxy statement pursuant to Item 402 of Regulation S-K; or

(ii)
to one of our executive officers, if such compensation would have been required to be reported under Item 402 of Regulation S-K as compensation earned for services to us if the executive was a “named executive officer” in the proxy statement and such compensation has been approved, or recommended to our Board of Directors for approval, by the Compensation Committee.

•	Transactions that are in our ordinary course of business and where the interest of the Related Party arises only:

(i)	from the Related Party’s position as a director of another corporation or organization that is a party to the transaction;

(ii)
from the direct or indirect ownership by such Related Party and all other Related Parties, in the aggregate, of less than a 5% equity interest in another person (other than a partnership) which is a party to the transaction;

(iii)	from both such positions and ownership described above; or

(iv)
from the Related Party’s position as a limited partner in a partnership in which the Related Party and all other Related Parties, in the aggregate, have an interest of less than 5%, and the Related Party is not a general partner of and does not have another position in the partnership.

•
Transactions that are in our ordinary course of business and where the interest of the Related Party arises solely from the ownership of a class of our equity securities and all holders of such class of our equity securities will receive the same benefit on a pro rata basis.

BUSINESS EXPERIENCE OF NON-EMPLOYEE DIRECTORS

Class II Director Nominees

Daniel A. Pelak has served on the Board since November 2010. Since 2008, Mr. Pelak has served as a Senior Advisor/Senior Industry Executive to the private equity firm Welsh, Carson, Anderson and Stowe. Previously, he served as the President and Chief Executive Officer of InnerPulse, Inc., a privately held, medical device company, and the President and Chief Executive Officer of Closure Medical Corporation, a publicly traded medical device company until its acquisition by Johnson & Johnson. Prior to that, Mr. Pelak was employed by Medtronic Inc., where he held multiple management positions over a 25-year period. His executive positions at Medtronic included Vice President, Cardiovascular Marketing and Vice President and General Manager of three operating divisions. Mr. Pelak is currently the Chairman of the board of directors of K2M, Inc., a publicly traded spinal device company. He also serves on the board of directors of the privately held Vertos Medical Corp., a minimally invasive surgical device company specializing in the treatment of spinal conditions, and Mardil Medical, Inc., a privately held early stage company pioneering a treatment for heart valve disease. From 2006 to 2010, Mr. Pelak served on the board of directors of AGA Medical, Inc., a publicly traded medical device company which specializes in non-surgical techniques to treat structural heart defects and circulatory conditions. Mr. Pelak has over 20 years of experience as a senior executive in the medical technology industry and brings to the Board considerable knowledge and experience of markets we serve and the medical device industry in general, to support our operating and strategic initiatives. He also has experience as a director on other publicly traded company boards.

Maria Sainz has served on the Board since November 2010. Ms. Sainz has served as the President and CEO of Cardiokinetix Inc., a venture backed medical device company in the field of interventional heart failure, since April 2012. Prior to that, she was General Manager for the Concentric Medical unit under the Neurovascular division of Stryker Corporation, a global medical technology company. Stryker Corporation acquired Concentric Medical, Inc., a privately held, commercial stage company that manufactures and markets minimally invasive devices that are delivered into the brain to remove blood clots that cause ischemic stroke, in October 2011. Ms. Sainz was President and CEO of Concentric Medical from April 2008 until the acquisition by Stryker in October 2011. From 1991 to 2006, Ms. Sainz held various executive positions in the United States and Europe within the cardiac rhythm management, cardiac surgery and vascular intervention divisions of Eli Lilly’s medical device businesses and Guidant Corporation, a manufacturer of cardiovascular medical products. From 2003 to 2006, Ms. Sainz was a member of the Guidant Management Committee as President, Cardiac Surgery Division, a 500-employee division that grew from $90 million to $176 million in annual revenue under her leadership. Following Guidant’s acquisition by Boston Scientific Corporation in 2006, she served as an advisor to the Chief Operating Officer of Boston Scientific Corporation and assisted in several transition activities in the United States and Europe until early 2008. Ms. Sainz currently serves as a director of Orthofix NV, a publicly traded medical device company focused on developing and delivering repair and regenerative solutions to the spine and orthopedic markets, and MRI Interventions, a publicly traded medical device company that develops and commercializes platforms for performing minimally invasive surgical procedures in the brain and heart under direct, intra-procedural magnetic resonance imaging guidance. In February 2015, she began serving on the board of directors of Halyard Health, Inc., a publicly traded medical device company. Ms. Sainz brings to the Board considerable knowledge and experience of markets we serve and the medical device industry in general, to support our operating and strategic initiatives. Additionally, she has experience as a director on other publicly traded company boards.

Class I Directors with Terms Expiring in 2019

William C. Jennings has served on the Board since February 2009. Mr. Jennings is a retired partner of PricewaterhouseCoopers LLP, where he led its risk management and internal control consulting practice from 1991 until his retirement in 1999. Prior to that, Mr. Jennings served as a senior audit partner at Coopers & Lybrand; as a Senior Executive Vice President at Shearson Lehman Brothers responsible for quality assurance, internal audit and compliance; and as Executive Vice President and Chief Financial Officer of Bankers Trust Company. Since retiring from PricewaterhouseCoopers LLP, Mr. Jennings has provided independent consulting services to a number of companies. Mr. Jennings served as a director of Axcelis Technologies, Inc., a publicly traded semiconductor equipment company, for 12 years until May 2015. Mr. Jennings graduated with a Bachelor of Science degree from the University of Akron and also holds a Master of Business Administration from the University of Florida. Mr. Jennings currently serves as a director of Silgan Holdings Inc., a leading supplier of rigid packaging for consumer goods products. Mr. Jennings brings to our Board extensive experience in finance, accounting and internal control matters, particularly as they apply to publicly traded companies. He is also able to contribute to our Audit Committee as an “audit committee financial expert” under SEC rules. Additionally, he has experience as a director on other publicly traded company boards.

Joseph M. Ruggio, M.D. has served on the Board since February 1997. Dr. Ruggio is a practicing interventional cardiologist. Since 1995, Dr. Ruggio has served as Chairman and President of Pacific Cardiovascular Associates Medical Group, Inc., a large cardiovascular professional corporation which he founded. He also serves as President and Chief Executive Officer of Via Vitae, a cardiovascular disease management company, which was founded in February 1996. Prior to that, Dr. Ruggio served as founder, Chairman, President and Chief Executive Officer of UltiMed, Inc., a cardiovascular medical services organization, which was founded in July 1995. From August 1985 to December 1995, Dr. Ruggio served as Chairman of the Department of Cardiology and Director of Invasive Interventional Cardiology for FHP, Inc. Since 2000, Dr. Ruggio has served on the board of directors of Monarch HealthCare, a large southern California Independent Practice Association (IPA) and division of OptumHealth. He also serves on the Scientific Advisory Board for Proteus Biomedical, a private company that specializes in intelligent medicine applications using advanced technologies. Dr. Ruggio’s experience as a practicing interventional cardiologist and as a healthcare executive provides an important perspective to the Board on the clinical performance of our products, competitive products and new products. His strong background in developing and implementing high quality, patient-centered care in a cost effective fashion helps us to navigate the changing payment paradigm without compromising care.

Class III Directors with Terms Expiring in 2018

R. John Fletcher has served on the Board since March 2002 and was appointed Chairman of the Board in December 2010. Since 1983, Mr. Fletcher has served as Chief Executive Officer of Fletcher Spaght, Inc. (FSI), a strategy consulting organization that he founded. He has served as Managing Director of Fletcher Spaght Ventures, a venture fund, since 2001. Prior to FSI, Mr. Fletcher was a manager at the Boston Consulting Group, a global management consulting firm. Mr. Fletcher was a PhD candidate in International Business at The Wharton School, University of Pennsylvania, during which time he also earned a Master’s Degree in International Finance from Central Michigan University. He received his Masters of Business Administration from Southern Illinois University and prior to that a Bachelor of Business Administration from George Washington University. Mr. Fletcher currently serves as a director of Axcelis Technologies, Inc. From 2005 to 2009, Mr. Fletcher served as a director of Panacos Pharmaceuticals Inc., a publicly traded biotechnology company focused on therapeutic solutions for infectious disease; from 1991 until 2011, he served as a director of AutoImmune, Inc., a publicly traded biotechnology company that develops orally-administered pharmaceutical products; and from 2011 until 2012, he served as a director of Marina Biotech, a biotechnology company focused on RNAi-based therapeutics. Mr. Fletcher brings strategic insight, leadership and a wealth of experience in healthcare to the Board, both in our core businesses as well as new business opportunities. Additionally, he has experience as a director on other publicly traded company boards.

B. Kristine Johnson has served on the Board since May 2012.  Ms. Johnson is President of Affinity Capital Management, a venture capital firm that invests in private, U.S. based healthcare companies. She has held this position since 2000.  Prior to serving as a consultant to Affinity Capital Management in 1999, she was Senior Vice President and Chief Administrative Officer of Medtronic, Inc. and a member of Medtronic’s Executive Committee. During her 17 years at Medtronic, she also served as President and General Manager of its vascular business and President and General Manager of its tachyarrhythmia management business. Ms. Johnson received her B.A., summa cum laude, from St. Olaf College. Since March 2017, she has served on the board  of directors of AtriCure, Inc., a publicly traded medical device company providing innovative atrial fibrillation (Afib) solutions.  Ms. Johnson also serves on the board of directors of Piper Jaffray Companies, a leading middle market investment bank and asset management firm, and has been the lead director of that board since 2012. She also currently serves as a member of the board of directors and Chair of the University of Minnesota Foundation Investment Advisors, as well as the boards of several private entities.  Ms. Johnson brings to our Board extensive experience in finance and the healthcare and medical device industry, and she also has experience as a director on other publicly traded company boards.

Todd C. Schermerhorn joined the Board in March 2015. Mr. Schermerhorn served as Senior Vice President and Chief Financial Officer of C.R. Bard, Inc., a publicly traded, global medical technology company, from 2003 until his retirement in August 2012. Mr. Schermerhorn joined Bard in 1985 as a cost analyst and held various financial positions including Controller of the Vascular Systems Division and Vice President and Controller of the USCI division. In 1996, Mr. Schermerhorn was promoted to Vice President and Group Controller for Bard’s Global Cardiology Unit. He was promoted to Vice President and Treasurer in 1998. Mr. Schermerhorn served on the board of directors of Thoratec Corporation, a publicly traded medical device company, from May 2013 until October 2015. Mr. Schermerhorn has served as a director of the Travelers Companies, a publicly traded insurance company, since May 2016. Mr. Schermerhorn graduated with a Bachelor of Science degree from the University of Massachusetts Lowell and also holds a Master of Business Administration from Babson College. Mr. Schermerhorn brings significant experience as a chief financial officer at a large market cap, publicly traded and leading medical device manufacturer, and extensive experience in various capacities within the financial organization of a publicly traded company. He is also able to contribute to our Audit Committee as an “audit committee financial expert” under SEC rules. Additionally, he has experience as a director of another publicly traded, medical device company board.

EXECUTIVE OFFICERS

Our current executive officers, their positions and their ages as of March 31, 2017 are as follows:

Name	Age	Office
Scott Drake	49	President and Chief Executive Officer
Stacy McMahan	53	Chief Financial Officer
Shahriar (Shar) Matin	42	Chief Operating Officer
Donna Ford-Serbu	48	Senior Vice President, Sales and Marketing, Lead Management
Scott Hutton	45	Senior Vice President and General Manager, Vascular Intervention

Each of our executive officers serves at the discretion of the Board. We are not aware of any family relationships among any of our directors and executive officers.

Scott Drake has served as our Chief Executive Officer and President since August 2011 and as a director since September 2011. Prior to joining Spectranetics, Mr. Drake held the position of Senior Vice President, Operations of DaVita, Inc., a leading U.S. provider of kidney care and dialysis, from 2009 to August 2011. Previously, Mr. Drake held several positions of increasing responsibility within various healthcare business units at Covidien, Plc, a global healthcare products company and manufacturer of medical devices and supplies, over a period of 17 years, including the following: (i) from 2006 to 2009, Mr. Drake was Global Business Unit President, Respiratory and Monitoring Solutions; (ii) from 2003 to 2006, he was President, Valleylab (re-named as the Surgical Solutions Group); and (iii) from 2001 to 2003, he was Vice President and General Manager, Critical Care. Prior to 2001, Mr. Drake held several positions in sales and marketing management within various medical device business units at Covidien, Plc. Mr. Drake currently serves as a director of AtriCure, Inc., a publicly traded medical device company providing innovative atrial fibrillation (Afib) solutions. Mr. Drake holds a Bachelor of Science degree in business administration from Miami University of Ohio. Mr. Drake’s knowledge of our business, depth of experience with investors, over 20 years of experience in the healthcare industry and strong leadership skills uniquely qualify him as a Board member.

Stacy McMahan has served as our Chief Financial Officer since September 2015. Prior to joining Spectranetics, Ms. McMahan held several positions of increasing responsibility at MSA Safety, Inc., a global industrial company protecting the health and safety of industrial workers, including the following: (i) from 2013 to 2015, Ms. McMahan held the position of Senior Vice President, Chief Financial Officer and Treasurer; and (ii) from 2012 to 2013, Ms. McMahan was Senior Vice President, Finance. Previously, she served over 20 years in the life science industry, most recently as Vice President, Finance for the Customer Channels Group of Thermo Fisher Scientific from 2011 to 2012 where she directed the channel finance function supporting research, safety and healthcare customers and suppliers. Prior to that role, Ms. McMahan served over six years with the Johnson & Johnson family of companies as the Vice President of Finance and CFO for Johnson & Johnson Customer & Logistics Services and Johnson & Johnson Health Care Systems; the World Wide Vice President of Finance and CFO for DePuy Orthopaedics; and Executive Director of Finance for Ethicon Endo-Surgery. Before joining Johnson & Johnson, she progressed through a variety of leadership roles over 16 years with Eli Lilly and Company, including eight years of international experience in Europe and Australia. Ms. McMahan is a graduate of Oklahoma State University, holds a Master of Business Administration from Harvard Business School and is a Certified Management Accountant.

Shahriar (Shar) Matin has served as our Chief Operating Officer since January 2014. Since the closing of the AngioScore and Stellarex acquisitions, Mr. Matin has also led our drug-coated balloon programs. He served as Senior Vice President, Operations, Business Development and International from January through December 2013. He served as Senior Vice President, Operations, Product Development and International from April 2010 through December 2012. He served as our Vice President, International, from March 2008 until April 2010 and has served as Managing Director of our wholly-owned subsidiary, Spectranetics International, B.V., since April 2007. From 2006 to March 2007, he held the position of Business Unit Director — Cardiac Rhythm Management for Guidant Corporation, now owned by Boston Scientific Corporation, in China. During 2005 and 2006, he was the General Manager — Southeast Asia and Pakistan for Guidant Corporation. From 1997 to 2004, Mr. Matin held clinical sales, project management, and manufacturing engineering positions at Guidant Corporation, which included assignments in the United States, Japan and Ireland. Mr. Matin currently serves on the Board of the Fitzsimons Redevelopment Authority in Aurora, Colorado. Mr. Matin received his Bachelor of Science degree in Mechanical Engineering, with honors, from the University of California, Berkeley, and his Master of Business Administration from Harvard Business School.

Donna Ford-Serbu has served as our Senior Vice President, Sales and Marketing, Lead Management, since September 2013. From January through August 2013, she served as our Senior Vice President, Global Marketing, Strategy and Portfolio and from October 2011 until December 2012, she served as our Vice President, Global Marketing, Strategy and Portfolio. Prior to joining Spectranetics, Ms. Ford-Serbu held various positions at Covidien from 1998 until October 2011. She held the position of Vice President, Global Marketing Patient Monitoring at Covidien from March 2008 until October 2011. In this role, she oversaw the global marketing function for the patient monitoring business that represents over half of the revenue in Covidien’s Respiratory and Monitoring Solutions division. During her tenure as Vice President, Global Marketing Patient Monitoring, Ms. Ford-Serbu drove efforts to transform the business from one focused solely on pulse oximetry to a broad monitoring platform with respiratory function and end organ perfusion monitoring. She led teams to improve the innovation pipeline and served as the integration lead for Covidien’s $250 million acquisition of Aspect Medical in 2008 and commercial integration lead for the Somanetics acquisition in 2010. These efforts resulted in 32% growth of Covidien’s patient monitoring business in three years. Prior to her role in the Respiratory and Monitoring Solutions division, Ms. Ford-Serbu spent 10 years at the Energy-based Devices division at Covidien, holding positions of increasing responsibility in the areas of sales and marketing management, business development, and strategy and portfolio across the Electrosurgery, LigaSure and Interventional Oncology business lines. During her time as Business Director for the Interventional Oncology business, Donna led the integration of the Vivant Medical acquisition in

2005. Ms. Ford-Serbu holds a Master of Business Administration from the University of Rochester, and a Bachelor of Science degree from the University of Colorado.

Scott Hutton has served as our Senior Vice President and General Manager, Vascular Intervention since January 2017. Prior to joining Spectranetics, Mr. Hutton held several positions of increasing responsibility within various business units at Medtronic, Plc, a global healthcare products company and manufacturer of medical devices and supplies, over a period of 16 years, including the following: (i) from April 2012 to January 2017, Mr. Hutton was Vice President and General Manager, Neurosurgery, where he oversaw the operations of the approximately $1 billion Neurosurgery Business Unit; (ii) from 2011 to 2012, he was Vice President and Business Leader, Navigation and Intra-Operative Imaging; (iii) from 2008 to 2011, he was Senior Director, Global Marketing for the Medtronic Navigation and Intra-Operative Imaging business. Prior to 2008, Mr. Hutton held several positions in business development and marketing within the Spinal and Biologics business unit at Medtronic, Plc. Mr. Hutton holds a Bachelor of Arts degree from Purdue University.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis (“CD&A”) provides information about the 2016 compensation program for the Company's named executive officers (“NEOs”), whose compensation is detailed in the 2016 Summary Compensation Table below and the other executive compensation tables and narratives contained in this Proxy Statement. The following executive officers were the Company’s NEOs for 2016:

Named Executive Officer	Title
Scott Drake	President and Chief Executive Officer
Stacy McMahan	Chief Financial Officer
Shahriar Matin	Chief Operating Officer
Donna Ford-Serbu	Senior Vice President, Sales and Marketing, Lead Management
Udo Scheiner	Former Senior Vice President, International Commercial Operations (1)

(1)	Mr. Scheiner joined the Company effective March 23, 2016 and resigned effective November 7, 2016.

2016 Company Performance Highlights

We achieved a number of significant business objectives in 2016. These include:

•	Consolidated revenue increase of 10% relative to 2015, with Vascular Intervention revenue growth of 13% and Lead Management revenue growth of 5%.

•	International revenue increased by 16% on a constant currency basis. (1)

•
Innovative new products brought to the market including AngioSculptX™ (approved for sale in the European Union), which is the world’s first drug-coated scoring balloon to treat coronary disease, and our life-saving Bridge-to-surgery device.

•	Clinical data releases of top-tier results for Stellarex™ (approved for sale in the European Union), a next generation drug-coated balloon.

(1)
International revenue on a constant currency basis is a non-GAAP financial measure. For a discussion and reconciliation of international revenue on a constant currency basis to the most directly comparable measure under United States generally accepted accounting principles (“GAAP”), see “Item 7.

Management's Discussion and Analysis of Financial Condition and Results of Operations - Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the year ended December 31, 2016.

2016 Executive Compensation Summary

We did not make any significant changes to our compensation program in 2016.

•	In 2016, 97% of the votes cast at our annual meeting of stockholders (excluding broker non-votes) supported our compensation programs and executive pay, as indicated by the say-on-pay vote.

•	In June 2016, the Compensation Committee approved a special one-time performance stock unit (“PSU”) grant (the “2016 PSUs”) to the senior management team, including NEOs.

•	Annual equity grants to NEOs, which do not include the special grant of the 2016 PSUs, were below market median in 2016 due to the front-loaded PSU grants made in 2014.

Executive Compensation Philosophy and Objectives

The primary goal of our executive compensation program is to attract, motivate, retain and reward leaders who create long-term value for our stockholders by paying them competitively, consistent with our success and their contributions to that success. This goal affects the compensation elements we use and our compensation decisions. Our compensation program rewards sustained financial and operating performance and leadership excellence, and motivates executives to remain for long and productive careers.

The Compensation Committee believes that compensation paid to the NEOs should be closely aligned with our performance on both a short-term and long-term basis and linked to specific, measurable results intended to create value for stockholders. We set goals designed to link each NEO’s compensation to our performance and attainment of those other factors. Our cash compensation programs incorporate achievement of near-term corporate objectives and individual employee performance. Consistent with our performance-based philosophy, we provide compensation to our NEOs that includes the potential for a significant variable cash incentive-based component, besides base salary. We have established an equity award program to reward NEOs based on their achievement of corporate financial objectives and increases in total stockholder return.

In establishing compensation for the NEOs, the Compensation Committee seeks to:

•	Align NEO compensation with our corporate strategies, business objectives and the long-term interests of our stockholders;

•
Incentivize NEOs to achieve key strategic, financial and operational performance measures by linking annual and long-term compensation incentives to the achievement of performance goals in these areas;

•	Reinforce NEOs’ incentive to maximize long-term, sustainable stockholder value, and promote their retention, by providing the largest amount of total compensation opportunities in the form of equity;

•	Support our performance-based philosophy and culture;

•	Continue to attract and retain individuals of superior ability and managerial talent; and

•	Focus on employee retention through our long-term equity programs.

Adoption of Best Practices and Risk Management

We have adopted certain compensation “best practices,” which support our executive compensation objectives, benefit our stockholders and are designed to discourage unnecessary or excessive risk taking behavior by our employees, including our NEOs:

•	Pay for performance. NEO performance-based compensation and payments are based on pre-determined, measurable performance objectives approved by the Compensation Committee.

•	Incentive caps. Caps are imposed on the maximum incentives that can be awarded to NEOs.

•
Equity-based pay. A significant portion of our NEOs’ compensation is in the form of equity awards that emphasize long-term value creation. For 2016, between 33% and 68% of target total direct compensation for our NEOs (which excludes the special one-time grant of 2016 PSUs) was paid in equity awards, assuming the full grant date fair value for RSUs and stock options and one-third of the grant date fair value for front-loaded PSUs granted in 2014 (the “2014 PSUs”), which represents annualized target total direct compensation. The 2014 PSUs are referred to as “front-loaded” because the Compensation Committee made, in a single award, multi-year PSU grants that the Compensation Committee anticipated would have been granted to the NEOs over the next three years.

•
At-risk pay. A significant portion of our NEOs’ compensation is “performance-based” or “at-risk.” In 2016, between 26% and 55% of target total direct compensation for our NEOs (which excludes the special one-time grant of 2016 PSUs) was performance-based or “at-risk,” assuming the full grant date fair value for RSUs and one-third of the grant date fair value for the front-loaded 2014 PSUs.

•
Significant vesting periods. The 2014 PSU awards earned by NEOs vest 75% upon completion of the three-year performance period and 25% one year after the performance period. RSU awards and stock options granted to NEOs generally vest over a four-year period.

•	Mix of incentives. A balance of short-term and long-term incentives is created through a mix of variable cash compensation awards and long-term equity awards.

•
Median compensation targets. We do not target direct compensation (base salary, annual variable incentive compensation and long-term incentive compensation) at a specific market percentile. NEO target total direct compensation is positioned at competitive market levels. We assess market competitiveness by considering a range of compensation between market median and the 75th percentile. Pay positioning may vary by individual based on role, experience, performance, criticality and other factors.

•
Stock ownership guidelines. To align the interests of management and stockholders, our NEOs are required over time to hold common stock or RSUs with a value equal to their annual salary (and with the CEO, three times his or her annual salary).

•
Engagement of an independent compensation consultant. Our Compensation Committee engages an independent compensation consultant, which provides no other services to the Company, to advise on executive and non-employee director compensation matters. The Compensation Committee has the exclusive authority to retain or terminate the compensation consultant.

•
Clawback policy. Under the terms of our 2016 Plan, Amended and Restated 2006 Incentive Award Plan (the “Amended 2006 Plan”) and equity award agreements, we may recover incentive compensation paid to any executive pursuant to any compensation recovery policy adopted by the

Board or the Compensation Committee, including in response to any requirements under the Exchange Act or any other applicable law or stock exchange listing standards.

•	No tax gross-ups. Our severance agreements with the NEOs do not contain any excise tax gross-ups.

•	No hedging or pledging. Our Corporate Governance Guidelines prohibit hedging transactions and pledging of our stock by our directors, officers and employees.

•
Use and updating of peer group companies. Our Compensation Committee uses a clearly defined set of peer group companies to aid it in setting and structuring compensation for our NEOs, which, in consultation with its compensation consultant, it periodically updates to reflect changes in the revenues, market capitalization, and business of us and our peers. Our peer group comprises 15 similarly sized publicly traded companies in the medical device industry.

Consideration of Say-on-Pay Vote Results

At our annual meeting of stockholders held on June 9, 2016, approximately 97% of votes cast (which excludes broker non-votes) voted in favor of the proposal to approve an advisory resolution regarding the 2015 compensation program for our NEOs (“say-on-pay” vote). The Compensation Committee believes this result indicates a vast majority of our stockholders are satisfied with our executive compensation policies and decisions, and our executive compensation program aligns the interests of our NEOs with the interests of our stockholders. The Compensation Committee considered the results of the 2016 say-on-pay vote in its overall evaluation of our compensation program, but such results did not impact the Compensation Committee’s decisions regarding determining executive compensation for 2016. We will continue to consider the outcome of our say-on-pay vote results when determining future compensation policies and pay levels for our NEOs.

Determination of Compensation

Role of the Compensation Committee

The Compensation Committee has the primary authority to determine compensation for our NEOs. The Compensation Committee generally determines (i) base compensation for the NEOs for each fiscal year in the first quarter of such year and (ii) incentive compensation payments for the NEOs for each fiscal year in the first quarter following such year. The Compensation Committee considers the following in determining NEO compensation:

•
Competitive practices and the amounts and nature of compensation paid to executive officers of similarly sized companies in the medical device industry, the proportionate share of compensation related to base salary and incentive cash compensation categorized by quartiles, and the job responsibilities of the executive positions included in market surveys.

•	The CEO’s evaluation and recommendation of each NEO, excluding himself, to the Compensation Committee regarding compensation and performance.

•
For the compensation of the CEO, the Chairman of the Board completes a performance evaluation of the CEO after consultation with other board members. The Compensation Committee utilizes the review as a data point to establish compensation for the next calendar year.

Role of the Compensation Consultant

Since June 2015, the Compensation Committee has retained the services of Willis Towers Watson, an independent executive compensation consulting firm, as its independent compensation consultant. Willis Towers Watson did not provide any other services to the Company and worked with the Company’s management, as directed by the Compensation Committee, only on matters for which the Compensation Committee is responsible. The Compensation Committee assessed the independence of Willis Towers Watson pursuant to SEC and NASDAQ rules and concluded that no conflict of interest existed that would prevent Willis Towers Watson from serving as an independent compensation consultant to the Compensation Committee.

Use of Peer Group and Other Market Data

An important component of setting and structuring compensation for our NEOs compares the total compensation of our NEOs with the compensation packages offered by other similarly-sized publicly traded companies in the medical device industry. During 2016, the Compensation Committee reviewed with Willis Towers Watson the Company’s peer group of medical device industry peers (the “Peer Group”) that was used in developing a market reference point for assessing the competitiveness of NEO compensation. The Peer Group is comprised of 15 publicly traded companies in the medical device industry, with median annual revenue of $277 million as of each company’s most recent fiscal year end and a median market cap of $793 million as of July 1, 2016. The companies in the Peer Group for 2016 are the same of those in the Peer Group for 2015. In 2016, the Compensation Committee used the Peer Group market data compiled by Willis Towers Watson from proxy statements, data from the 2016 Willis Towers Watson Pharmaceutical and Health Sciences Survey, and data from the 2016 Radford Global Life Sciences Compensation Survey to assess the competitiveness of NEO compensation for base salary, annual incentive opportunity, target total cash compensation, long-term incentives, and target total direct compensation.

The 2016 Peer Group included the following 15 companies:

ABIOMED, Inc. (ABMD)	HeartWare International, Inc. (HTWR)
Alphatec Holdings, Inc. (ATEC)	Insulet, Corp. (PODD)
AngioDynamics, Inc. (ANGO)	LDR Holding, Corp. (LDRH)
AtriCure, Inc. (ATRC)	Merit Medical Systems, Inc. (MMSI)
Cardiovascular Systems, Inc. (CSII)	NxStage Medical, Inc. (NXTM)
Cryolife, Inc. (CRY)	Orthofix International N.V. (OFIX)
Dexcom, Inc. (DXCM)	Vascular Solutions, Inc. (VASC)
Endologix, Inc. (ELGX)

Actual pay for each NEO is strongly influenced by the performance of the executive over time and the Company’s annual performance. We strongly believe in retaining the best talent among our senior executive management team, which we believe creates value for our stockholders. We target the aggregate value of our total compensation for our NEOs to be competitive with the Peer Group market data.

Elements of 2016 Executive Compensation

In 2016, the Company's compensation program consisted of the following key components:

•	Base salary;

•	Short-term performance-based cash incentive compensation;

•	Long-term equity-based incentive compensation, in the form of PSUs, RSUs, and stock options;

•	Other compensation benefits, such as health and welfare benefits made generally available to our other employees, limited perquisites, and severance and change in control arrangements.

The Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, one objective of the Compensation Committee is to make a greater percentage of an NEO’s compensation performance-based, and therefore at-risk, because the NEOs’ positions and increased responsibility significantly influence Company performance and, as a result, the NEOs should bear a greater proportion of the risk that those goals are not achieved and should receive a greater proportion of the reward if objectives are met or surpassed, consistent with our pay for performance philosophy.

As part of the annual compensation review, the Compensation Committee reviews each NEO’s target total direct compensation relative to market. Of the components listed above, target total direct compensation for 2016 consists of base salary; target value of short-term performance-based cash incentive compensation; and the grant date fair value of RSUs, options, and one-third of the front-loaded 2014 PSUs. Target total direct compensation of the NEOs for 2016 excludes the special one-time grant of the 2016 PSUs. Actual total direct compensation can vary by year, based on the actual performance-based cash and equity incentive compensation earned.

The overall mix of base salaries, annual target cash incentives under the Short-Term Performance-Based Cash Incentive Program, and equity awards under our long-term equity incentive program as a percentage of total compensation for our CEO and the other NEOs as a group for 2016 is provided below. The value of the RSUs, stock options, and one-third of the front-loaded 2014 PSUs represented is based on the grant date fair value of such awards. For evaluating pay competitiveness and mix, the Compensation Committee excludes any special one-time grants, including the 2016 PSUs, to focus on annual, recurring compensation.

(1) The chart includes Mr. Scheiner's full year base salary of $365,000, target annual bonus of 50% of base salary under the Performance Bonus Plan, and 25,826 RSUs and 58,696 stock options granted in 2016. Mr. Scheiner joined the Company in March 2016 and resigned effective November 2016. Accordingly, he received a pro-rated base salary and forfeited his annual performance bonus and equity awards upon his resignation.

Supplemental Compensation Table vs. Summary Compensation Table

Due to the front-loaded 2014 PSU awards granted to the NEOs, we are providing a Supplemental Compensation Table showing the annualized grant date fair value of target total direct compensation to the NEOs, which includes one-third of the 2014 PSU grant date fair value for comparison against Summary Compensation Table values. The table below includes the grant date fair value of the RSUs and stock options granted in 2016 and one-third of the 2014 PSUs. The Compensation Committee continues to use annualized compensation for assessing the competitiveness of NEO compensation, since the 2014 PSUs were front-loaded with the understanding that no new PSU awards would be granted until after the end of the 2014 PSU performance period. The Supplemental

Compensation Table does not comply with SEC rules for the Summary Compensation Table. Stockholders should not view this supplemental table as a substitute for the Summary Compensation Table and should review this supplemental table together with the Summary Compensation Table and the other compensation tables and discussion contained herein.

Supplemental Compensation Table for 2016

			Annual Equity Awards			Non-Equity Incentive Plan Compensation	All Other Compensation	2016 Annualized Total	Total 2016 Compensation Reported in Summary Compensation Table (3)
Named Executive Officer	Salary	Bonus	Annual RSUs	Annual Stock Options	2016 Portion of 2014 PSUs (1)
Scott Drake	$648,665	$—	$333,328	$669,388	$1,463,687	$757,915	$7,652	$3,880,635	$4,916,944
Stacy McMahan	435,055	—	116,668	234,284	232,028	412,815	176,844	1,607,694	1,575,662
Shahriar Matin	389,769	—	266,671	535,510	276,060	370,110	6,625	1,844,745	1,993,683
Donna Ford-Serbu	286,469	—	66,672	133,878	203,404	209,216	7,733	907,372	903,964
Udo Scheiner (2)	271,623	—	374,944	376,529	—	—	101,080	1,124,176	1,249,221

(1)
Represents the grant date fair value of the 2014 PSUs, divided by the three-year performance period, with the exception of Ms. McMahan’s 2014 PSUs. Ms. McMahan was granted 2014 PSUs upon commencement of her employment with us in September 2015. The grant date fair value for Ms. McMahan’s 2014 PSUs included in the table represents 12 months of the 16 month period that she held the 2014 PSUs prior to the end of the 2014 PSU performance period.

(2)	Shortly after the commencement of his employment, Mr. Scheiner was granted 25,826 RSUs and 58,696 stock options with a grant date fair value of $374,944 and $376,529, respectively.

(3)
The 2016 PSUs are included in this column of the table above and in the Summary Compensation Table in the “Executive Compensation” section of this Proxy Statement; however, the 2016 PSUs are not included in the Annual Equity Awards or “2016 Annualized Total” columns of this table because the 2016 PSUs were a special one-time equity award grant made to senior management that the Compensation Committee viewed as being separate from the annual target total direct compensation of the NEOs for 2016.

Base Salary

We generally provide our NEOs with a base salary that is near market median, but will vary by individual based on a number of factors including but not limited to: performance, experience, tenure in role, and strategic importance. In 2016, the Compensation Committee also solicited input from the CEO as part of evaluating each NEO. The Compensation Committee assessed the individual performance of each NEO and the CEO’s proposed base salaries for each (other than himself). As part of evaluating NEO base salaries in 2016, the Compensation Committee also solicited feedback from other Board members.  Based on evaluation of market data, Mr. Drake received a base salary adjustment of 3% in 2016. Ms. McMahan did not receive a base salary increase in 2016. Mr. Matin and Ms. Ford-Serbu received base salary adjustments of 4% and 3%, respectively. Mr. Scheiner did not receive a base salary increase in 2016 because he joined the Company on March 23, 2016 and resigned effective November 7, 2016.

The following table shows the base salaries for our NEOs as of December 31, 2015 and 2016 and the percentage increases between periods, if any:

	December 31,		Percent
	2015	2016	Change
Scott Drake	$630,000	$648,900	3.0%
Stacy McMahan	435,000	435,000	—%
Shahriar Matin	375,000	390,000	4.0%
Donna Ford-Serbu	278,250	287,000	3.1%
Udo Scheiner	—	365,000	—%

Short-Term Performance-Based Cash Incentive Program (“Performance Bonus Plan”)

We structure our compensation programs to reward NEOs based on our performance and the individual executive’s contribution to that performance. NEOs receive performance-based cash incentive compensation (i.e. short-term incentive compensation) if certain specified corporate performance measures are achieved.

The Performance Bonus Plan comprises a variable cash component with threshold, target and maximum payouts based on the achievement of certain performance targets approved by the Compensation Committee at the beginning of each year. The incentive opportunities for each of the NEOs range from 0% for performance below the threshold level to a maximum of 200% of target. In January 2016, after reviewing competitive market data, internal equity, and historical performance, the Compensation Committee determined the incentive targets, as a percentage of base salary, for each NEO. For 2016, Mr. Drake’s target annual incentive opportunity increased from 75% of base salary to 80% of base salary; Mr. Matin’s target increased from 60% to 65%; and targets for the other NEOs remained unchanged from 2015. The incentive target for each NEO and the threshold, target and maximum annual incentive opportunity for each NEO under the 2016 Performance Bonus Plan are in the table below.

Named Executive Officer	Incentive Target (% of Base Salary)	Threshold	Target	Maximum
Scott Drake	80%	$259,560	$519,120	$1,038,240
Stacy McMahan	65%	141,375	282,750	565,500
Shahriar Matin	65%	126,750	253,500	507,000
Donna Ford-Serbu	50%	71,750	143,500	287,000
Udo Scheiner (1)	50%	91,250	182,500	365,000

(1)	Mr. Scheiner’s annual incentive target set at the commencement of his employment was 50% of base salary.

In January 2016, the Compensation Committee and the Board approved the Performance Bonus Plan performance objectives and weights as follows:

Objective	Weighting
Total Revenue	40%
New Product Revenue	25%
Gross Margin	10%
Free Cash Flow (1)	5%
Regulatory Submissions and Approvals	20%

 (1) Free cash flow is a Non-GAAP financial measure and is calculated as net cash provided by or used in operating activities less capital expenditures.

The achievement of the performance objectives was assessed according to metrics expressed in terms of threshold, target and maximum goals. Each objective is measured separately, and payouts are earned and payable under the Performance Bonus Plan provisions based on the separate achievement of the objectives.

In February 2017, the Compensation Committee and the Board determined the following as it related to Company performance against the objectives in the 2016 Performance Bonus Plan, which established the cash bonuses earned by each of the NEOs under the plan in 2016:

Objective	Achievement of Goals	% Achievement of Goals	Weighting	% Weighted Achievement of Goals
Total Revenue	Above Target, Below Maximum	151%	40%	61%
New Product Revenue	Above Threshold, Below Target	98%	25%	24%
Gross Margin	Above Target, Below Maximum	140%	10%	14%
Free Cash Flow	Above Target, Below Maximum	140%	5%	7%
Regulatory Submissions and Approvals	At Maximum	198%	20%	40%

Incentive amounts to be paid to NEOs under the Performance Bonus Plan may be reduced but not increased by the Compensation Committee in its sole discretion. No such adjustments were made for NEOs in 2016. Payments under the Performance Bonus Plan are contingent upon continued employment, although bonus payments may be paid pursuant to the terms of severance agreements or in the event of death, disability, or other equitable circumstances based on actual performance compared to the targeted performance measures for each objective.

Under the terms of the 2016 Performance Bonus Plan, the NEOs received a performance-based payout for having achieved the financial and milestone-based annual objectives at a weighted average of 146% of the target levels established by the Compensation Committee and approved by the Board of Directors. Performance-based incentive cash compensation earned under the 2016 Performance Bonus Plan by each of the NEOs is summarized in the table below:

Named Executive Officer	2016 Incentive Plan Payments	As a % of Target
Scott Drake	$757,915	146%
Stacy McMahan	412,815	146%
Shahriar Matin	370,110	146%
Donna Ford-Serbu	209,216	146%
Udo Scheiner (1)	—	146%
(1) Mr. Scheiner did not earn a bonus under the 2016 Performance Bonus Plan due to his resignation from the Company in November 2016.

Long-Term Equity Incentive Program

We believe that equity ownership ties an NEO’s compensation to the performance of our stock and creates an incentive for sustained growth. Historically, equity awards to our NEOs have consisted of annual grants of time-vested RSUs and stock options. In 2014, after considering current market practice, peer group data and advice from its compensation consultant, the Compensation Committee modified the Company’s long-term equity incentive program to provide for grants of PSUs. The Compensation Committee introduced PSUs as an element of the equity award mix in order to reward the NEOs’ performance as measured against our long-term financial results, make a larger portion of the NEOs’ total compensation “at risk” and retain and motivate talented executive officers. The Compensation Committee believes that granting PSUs, RSUs and stock options to the NEOs provides an appropriate mix of performance-based and time-based equity awards that is consistent with current market practice and serves to retain and motivate the NEOs. In June 2014, the Compensation Committee granted our NEOs a combination of PSUs and RSUs. Since the 2014 PSU grant was front-loaded, the NEOs’ 2015 equity grant consisted solely of RSUs, except for the 2014 PSU grant awarded to Ms. McMahan upon the commencement of her employment with the Company to align her with the other NEOs. In 2016, annual equity grants to the NEOs consisted of RSUs and stock options. In addition, in June 2016, the Compensation Committee approved the 2016 PSUs, which were a special one-time PSU grant to select members of the senior management team, including the NEOs.

2014 Performance Stock Units

The Compensation Committee granted the 2014 PSUs under the Amended 2006 Plan to the NEOs (other than Mr. Scheiner and Ms. McMahan) in June 2014 and to Ms. McMahan in September 2015 upon the commencement of her employment. The 2014 PSUs represent the right to receive a share of our common stock if certain performance goals are achieved in a specified time period. The performance period for the 2014 PSUs is from January 1, 2014 through December 31, 2016. The primary performance metric for the 2014 PSUs is the Company’s three-year revenue compound annual growth rate (“CAGR”) and the secondary performance metric is Adjusted EBITDA Margin. Adjusted EBITDA Margin means the Company’s net income, less net interest income, plus income tax expense, depreciation, amortization and contingent consideration, plus or minus any special items preapproved by the Compensation Committee, divided by revenue. For the 2014 PSUs, Adjusted EBITDA Margin is measured for the year ended December 31, 2016. The Compensation Committee selected revenue growth as the primary performance metric for the 2014 PSUs because the Compensation Committee believes that revenue growth is a key driver of stockholder value and earnings growth over time. The Company’s Adjusted EBITDA Margin was selected as the secondary performance metric for the 2014 PSUs because the Compensation Committee believes it is the most relevant profitability metric for a company at our stage of growth.

The number of 2014 PSUs that vest and convert to shares of common stock could range from 0% to 250% of the number of 2014 PSUs awarded depending on the Company’s performance during the performance period. The Compensation Committee assigned target, threshold and maximum values to the performance metrics. The threshold levels of both the revenue growth and the Adjusted EBITDA Margin performance metrics must be met in order for any shares to be issued under the 2014 PSU awards. The Compensation Committee determined the number of 2014 PSUs earned as of the last day of the performance period by (i) measuring the revenue growth of the Company as specified in the 2014 PSU awards, which could correspond to a payout in shares of the Company’s common stock at a rate of 0% to 200% of target, and (ii) then applying the Adjusted EBITDA Margin multiplier, which could increase the 2014 PSU award by up to 25% or decrease the 2014 PSU award by up to 20%. Performance achievement between the threshold, target and maximum levels was determined using straight line interpolation. The Compensation Committee could adjust targets or awards to account for unusual events, such as extraordinary transactions, asset purchases and dispositions, and mergers and acquisitions.

In January 2017, the Compensation Committee made a determination of the final payouts under the 2014 PSU awards following the end of the performance period. The Compensation Committee reviewed the Company’s performance against the revenue growth and Adjusted EBITDA Margin performance metrics set forth in the 2014 PSU awards. Based on a three-year revenue CAGR of 13.16% and an Adjusted EBITDA Margin of -4.9%, the Compensation Committee approved a payout factor of 97% of the target number of 2014 PSUs. The 2014 PSUs earned by each NEO vested 75% on December 31, 2016 and the remaining 25% of the 2014 PSUs for each NEO vest on December 31, 2017. When the 2014 PSUs are earned and vested, they are converted into shares of our common stock, subject to withholding for tax purposes. The table in the section below shows the number of 2014 PSUs earned by the NEOs.

Named Executive Officer	Number of 2014 Target PSUs Granted	2014 PSUs Earned at 97% Payout Factor
Scott Drake	187,435	181,812
Stacy McMahan	26,240	25,454
Shahriar Matin	35,347	34,287
Donna Ford-Serbu	26,044	25,263
Udo Scheiner (1)	—	—

(1)	Mr. Scheiner joined the Company effective March 23, 2016 and did not participate in the 2014 PSU program
2016 Performance Stock Units

In June 2016, the Compensation Committee approved the 2016 PSUs, which were special PSU awards granted to select members of the senior management team, including the NEOs. The 2016 PSUs were granted to further incentivize recipients to accomplish one of our key strategic initiatives that is critical to our long-term success, which consists of obtaining U.S. Food and Drug Administration (“FDA”) approval of our Stellarex products and achieving sales of Stellarex products in the United States that meet specified U.S. market share goals. The members of the Company’s senior management that received 2016 PSUs were recommended by the CEO and approved by the Compensation Committee based on their ability to impact our long-term goals related to our Stellarex products.

The 2016 PSUs have an initial performance period of up to four years from June 17, 2016, the date of grant, during which the target number of 2016 PSUs awarded to each recipient may be earned if we receive FDA approval of our Stellarex products. The 2016 PSUs have a supplemental performance period of six calendar quarters following the calendar quarter in which FDA approval of our Stellarex products is received, and during which up to an additional 100% of the target number of 2016 PSUs may be earned depending on the degree to which our Stellarex products achieve specified U.S. market share goals. No 2016 PSUs will be earned, and no supplemental performance period will occur, if our Stellarex products do not receive FDA approval during the initial four-year performance period. Any 2016 PSUs that are earned are scheduled to vest and be settled at the end of the supplemental six-quarter performance period.

Restricted Stock Units and Stock Options

In January 2016, we granted RSUs and stock options to our NEOs, except Mr. Scheiner. We granted RSUs and stock options to Mr. Scheiner upon his commencement of employment in March 2016. Each year, the Compensation Committee evaluates which forms of equity best meet our need to attract and retain executive talent. In 2016, the Compensation Committee determined that annual equity grants made as a mix of RSUs and stock options, combined with the front-loaded 2014 PSUs, created an appropriate balance between achieving executive performance, executive retention, and an alignment with the long-term interests of stockholders.

The RSUs vest in four equal annual installments on the first, second, third and fourth anniversaries of the date of grant and will be settled in shares of common stock.

The stock options vest 25% after one year and 6.25% per month thereafter. For 2016, the Compensation Committee determined that the amount of time-vested RSUs and stock options would be awarded based on a grant date fair value consisting of two-thirds of stock options and one-third of RSUs.

Amount of Equity Awards Granted for 2016

Historically, we have granted equity awards to our NEOs annually, at a level the Compensation Committee considered to be competitive with market practice and in an amount consistent with both the performance of the Company and the NEO. During 2016, the Compensation Committee granted our NEOs long-term equity awards of time-vested RSUs and stock options, as well as a special one-time grant of 2016 PSUs.

The table below shows the number and grant date fair value of the RSUs, stock options and 2016 PSUs awarded to the NEOs in 2016 under our long-term equity incentive program.

	RSUs		Stock Options		Target 2016 PSUs
Named Executive Officer	Number of RSUs	Grant Value (1)	Number of Options	Grant Value (2)	Number of Target PSUs	Grant Value (3)
Scott Drake	22,148	$333,328	100,675	$669,388	137,665	$2,499,996
Stacy McMahan	7,752	116,668	35,236	234,284	11,013	199,996
Shahriar Matin	17,719	266,671	80,540	535,510	23,403	424,998
Donna Ford-Serbu	4,430	66,672	20,135	133,878	11,013	199,996
Udo Scheiner (4)	25,826	374,994	58,696	376,529	6,883	124,995

(1)
Except for the RSUs granted to Mr. Scheiner as described below, the grant date fair value was calculated based on our stock price of $15.05 per share as of the date of grant of the RSUs on January 8, 2016.

(2)
The grant date fair value was estimated on the date of grant using the Black-Scholes pricing model. Assumptions used in the calculation of the amounts reported in this column are included in Note 7 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(3)	The grant date fair value was calculated based on our stock price of $18.16 per share as of the date of grant of the 2016 PSUs on June 17, 2016.

(4)
Shortly after the commencement of his employment, Mr. Scheiner was granted 25,826 RSUs with a grant date fair value of $374,994 calculated based on our stock price of $14.52 per share as of the date of grant on March 31, 2016 and 58,696 stock options with a grant date fair value of $376,529 estimated using the Black-Scholes pricing model.

Severance and Change in Control Agreements

We believe that providing our executives with specified benefits in the event of a termination of employment by us without “cause” or in the event of a “constructive termination” is consistent with competitive practices, helps us retain executives and maintain leadership stability. On January 6, 2015, we entered into Severance Agreements with each of the NEOs (other than Ms. McMahan and Mr. Scheiner) and certain other officers (the “Severance Agreements”). We entered into a Severance Agreement with Ms. McMahan on March 28, 2016 and an employment agreement with Mr. Scheiner that contained severance benefit provisions on March 4, 2016. The Severance Agreements replace and supersede all prior agreements with the NEOs related to severance benefits. Under the Severance Agreement for Mr. Drake, if Mr. Drake has a Qualifying Termination (as defined in the Severance Agreement), which is a termination of an executive’s employment by us without Cause (as defined in the Severance Agreement) or by the executive for Good Reason (as defined in the Severance Agreement), we will pay Mr. Drake a lump-sum cash payment (unless otherwise required under Section 409A of the Internal Revenue Code (the “Code”)) in an amount equal to two times his base salary in effect on the date of the Qualifying Termination. If Mr. Drake has a Qualifying Termination that occurs within a Change in Control Period (as defined in the Severance Agreement), which includes the 18-month period following a Change in Control (as defined in the Severance Agreement) and, in certain cases, the six-month period prior to a Change in Control, we will pay Mr. Drake (i) a lump-sum cash payment (unless otherwise required under Section 409A of the Code) in an amount equal to two times his base salary in effect on the date of the Qualifying Termination, and (ii) a lump-sum cash payment in an amount equal to his target annual cash bonus for the year in which the Qualifying Termination occurs.

Under the Severance Agreement for Mr. Matin, in the event of a Qualifying Termination, we will pay Mr. Matin a lump-sum cash payment (unless otherwise required under Section 409A of the Code) in an amount equal to (i) his base salary in effect on the date of the Qualifying Termination and (ii) his target annual cash bonus for the year in which the Qualifying Termination occurs.

Ms. McMahan and Ms. Ford-Serbu each entered into our standard form of Severance Agreement for executive officers (the “Standard Severance Agreement”). Under the Standard Severance Agreement, if an executive has a Qualifying Termination, we will pay such executive a lump-sum cash payment (unless otherwise required under Section 409A of the Code) in an amount equal to his or her base salary in effect on the date of the Qualifying Termination. Under the Standard Severance Agreement, if an executive has a Qualifying Termination that occurs within a Change in Control Period, we will pay such executive officer (i) a lump-sum cash payment (unless otherwise required under Section 409A of the Code) in an amount equal to his or her base salary in effect on the date of the Qualifying Termination, and (ii) a lump-sum cash payment in an amount equal to his or her target annual cash bonus for the year in which the Qualifying Termination occurs. Each new executive officer hired by us generally enters into the Standard Severance Agreement once such executive officer has been employed by us for six months.

Mr. Scheiner, the only NEO who was employed in Europe, did not enter into a Severance Agreement but entered into an employment agreement with us in March 2016. Under the terms of his employment agreement, we agreed to provide him with severance benefits of nine months of his base salary and health care coverage for a period of nine months following his termination under certain circumstances. In addition, upon a termination by us without cause upon a change in control of the Company, Mr. Scheiner would receive his performance bonus at the target level. Mr. Scheiner terminated his employment with us in November 2016.

All of the Severance Agreements provide that we will pay premium costs for health care coverage under COBRA for an executive through the earliest of (i) one year following the Qualifying Termination, (ii) the date that the executive becomes eligible for medical insurance coverage provided by another employer and (iii) the date that the executive is no longer eligible to receive such coverage under applicable law. Each Severance Agreement provides that, if severance payments provided to the executive would constitute “parachute payments” within the meaning of Section 280G of the Code, the payments will be reduced in order to avoid imposition of an excise tax under the Code only if the net after-tax amount of such parachute payment to the executive is less than 10% more than the net after-tax amount to such executive if such severance payments are reduced. In addition, each Severance Agreement is intended to comply with Section 409A of the Code.

The executive’s right to receive these severance payments is conditioned on his or her execution and non-revocation of a general release of claims in our favor. The Severance Agreements and Mr. Scheiner’s employment agreement also provide that, during an executive’s employment with us and for one year following the termination of the executive’s employment, the executive will not compete with us or solicit our employees and customers, as set forth in the applicable agreement. In addition, under the Severance Agreements, an executive is prohibited from making disparaging statements about us during such executive’s employment and following the termination of such employment.

Other Elements of Compensation and Perquisites

Medical Insurance.  We provide to each NEO, and the NEO’s spouse and children, health, dental and optical insurance, subject to their enrollment in those plans and payment of certain contributions from the NEO towards the costs of medical insurance. NEOs are eligible to participate in these plans on the same basis as our other employees.

Perquisites.   We do not provide our NEOs with any significant perquisites. We have on occasion paid directly or reimbursed relocation expenses for NEOs or, in the case of our Chief Executive Officer until 2013, provided a transportation benefit in the form of a car service in lieu of relocation. During 2015, Ms. McMahan received relocation benefits in connection with the commencement of her employment. During 2016, Mr. Scheiner received a housing and living allowance paid for by us.

Compensation Policies

Stock Ownership Policy. We have had stock ownership guidelines since 2008. It is our policy that all directors and officers should have a significant financial stake in us. To that end, non-employee directors must own our stock as a condition to continuing membership on the Board. Within three years of the anniversary of the earlier of the date on which a director is first appointed or elected to the Board, each director must own that number of shares of our common stock equal in value to three times the annual base cash retainer for service as a director, and thereafter each director must maintain that level of stock ownership throughout his or her tenure as a director.

For our officers, within four years of the anniversary of the date on which an officer is first appointed, (i) the Chief Executive Officer must own that number of shares of our common stock equal in value to three times his or her annual salary, (ii) each executive officer (other than the Chief Executive Officer) must own that number of shares of our common stock equal in value to at least his or her annual salary, and (iii) each non-executive officer must own that number of shares of our common stock equal in value to at least 50% of his or her annual salary. Thereafter, each officer must maintain that level of stock ownership throughout his or her tenure as an officer.

To satisfy these obligations, unless otherwise determined by the Compensation Committee, “annual salary” is the initial salary when any officer becomes subject to this policy, and “annual base cash retainer” is the retainer when the director joins the board. Shares held directly or in trust for the benefit of the officer or director or his or her immediate family member, and shares underlying RSUs or restricted stock awards subject to time vesting, or any combination, may be included in the aggregate number of shares held by a director or officer. Shares underlying stock options and PSUs are not included in the calculations.

Timing of Stock Option Grants. It has been our long-standing practice to set the exercise price for stock options at the closing trading price for our common stock on the date of grant. The Compensation Committee has the sole authority to make stock option grants to all executive officers. The Compensation Committee meets regularly and the grant date is established based on the date of Compensation Committee approval at these meetings. In 2013, the Compensation Committee delegated to any two of the CEO, CFO or Senior Vice President of Global Human Resources the review and approval of option grants to non-executive officer new hires and to non-executive officer employees following his or her promotion, within certain pre-determined guidelines. The per share exercise price of each stock option granted under these delegations of authority is the fair market value of a share of common stock on the last trading day of the month in which a new hire or promotion occurs.

Hedging and Pledging. Our Corporate Governance Guidelines contain restrictions on equity transactions, including no cash buyout of underwater options and prohibitions on hedging transactions and pledging of our stock by our directors, officers and employees.

Clawback Policy. Under the terms of our 2016 Plan, Amended 2006 Plan and equity award agreements, equity awards may be subject to forfeiture, recovery by us or any other action pursuant to any compensation recovery policy adopted by the Board or the Compensation Committee, including in response to any requirements under the Exchange Act or any other applicable law or stock exchange listing standards.

Tax and Accounting Considerations

Limitation on Deductibility of Executive Compensation.  Section 162(m) of the Code limits the deductibility of compensation paid to a publicly traded company’s Chief Executive Officer and three other most highly compensated executive officers employed at the end of the year (other than the Chief Financial Officer). To qualify for deductibility under Section 162(m), compensation over $1,000,000 paid to these executive officers during any fiscal year generally must be “performance-based” compensation as determined under Section 162(m). Compensation generally qualifies as performance-based, if among other requirements, it is payable only upon the attainment of pre-established, objective performance criteria based on performance goals approved by our stockholders, and the committee of our Board that establishes and certifies the attainment of such goals consists only of “outside directors.” All members of our Compensation Committee qualify as outside directors.

The Compensation Committee’s policy takes into account Section 162(m) of the Code in establishing the compensation of our executive officers to preserve deductibility to the greatest extent possible. The deductibility of some types of compensation payments can depend upon the timing of the vesting or an executive’s exercise of previously granted awards. Interpretations of, and changes in, applicable tax laws and regulations and other factors beyond our control can also affect deductibility of compensation. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers competitively and in a manner commensurate with performance. The Compensation Committee may therefore award compensation to our executive officers that is not fully deductible if it determines such compensation is consistent with our compensation philosophy and is in our and our stockholders’ best interests.

Internal Revenue Code Section 409A.  The Compensation Committee also endeavors to structure executive officers’ compensation to be either compliant with, or exempt from, Code Section 409A, which provisions may impose significant additional taxes on non-conforming, nonqualified deferred compensation (including certain equity awards, severance, incentive compensation, traditional deferred compensation and other payments).

Accounting.   Accounting principles generally accepted in the United States of America require us to recognize an expense for the fair value of equity-based compensation awards, and we account for grants of awards under our 2016 Plan and Amended 2006 Plan accordingly. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially for decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of our Board of Directors has submitted the following report for inclusion in this Proxy Statement:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis in this Proxy Statement with management. Based on the Compensation Committee’s review of, and the discussions with management regarding, the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

Compensation Committee members:

Daniel A. Pelak, Chairperson
B. Kristine Johnson
Joseph M. Ruggio, M.D.

COMPENSATION RISK MANAGEMENT

Our overall compensation program is designed to provide all employees, including our named executive officers, with a mix of incentive plans that focus on long-term and short-term financial and operational performance to align their interests with those of our stockholders without encouraging unnecessary or excessive risks. The following elements of the program are designed to discourage such risk-taking behavior: (i) our executive officers receive performance-based compensation, and payments under the annual incentive-based bonus plan for our executive officers are based on pre-determined performance objectives approved by the Compensation Committee, (ii) we impose caps on the maximum incentive bonuses that may be awarded to an executive officer, (iii) long-term equity awards emphasize long-term value creation and generally vest over a four-year period, (iv) we create a balance of short-term and long-term incentives through a mix of annual cash bonus awards and long-term equity awards, (v) we generally set compensation program targets that are at or above the market median for our Peer Group, and (vi) to align the interests of our management and stockholders, our executive officers are required over time to hold common stock with a value equal to their annual salary (and with the CEO, three times his or her annual salary).

We believe that our compensation program appropriately balances risks and the achievement of long-term and short-term goals, and that it is not reasonably likely to have a material adverse effect on our business.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded, paid to, or earned by each of our NEOs for all services rendered in all capacities to us for the years ended December 31, 2016, 2015 and 2014. The NEOs are our Chief Executive Officer, our Chief Financial Officer, the two additional executive officers who were serving as of December 31, 2016 and a former executive officer who resigned from the Company prior to December 31, 2016.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compen-sation (5)	Total
Scott Drake	2016	$648,665	$—	$2,833,324	$669,388	$757,915	$7,652	$4,916,944
President and Chief Executive Officer	2015	654,231	—	750,014	—	—	7,950	1,412,195
	2014	628,615	338,000	5,331,561	—	458,325	7,800	6,764,301

Stacy McMahan (6)	2016	$435,055	$—	$316,664	$234,284	$412,815	$176,844	$1,575,662
Chief Financial Officer	2015	108,750	172,000	309,370	172,676	—	32,026	794,822

Shahriar Matin	2016	$389,769	$—	$691,669	$535,510	$370,110	$6,625	$1,993,683
Chief Operating Officer	2015	363,115	—	450,003	—	—	7,769	820,887
	2014	298,499	150,000	980,171	—	145,500	11,964	1,586,134

Donna Ford-Serbu (7)	2016	$286,469	$—	$266,668	$133,878	$209,216	$7,733	$903,964
Senior Vice President, Sales and Marketing, Lead Management	2015	288,290	—	120,015	—	—	7,950	416,255

Udo Scheiner (8) (9)	2016	$271,623	$—	$499,989	$376,529	$—	$101,080	$1,249,221
Senior Vice President, International Commercial Operations

(1)	In 2014, Mr. Drake and Mr. Matin earned a special 2014 year-end bonus related to the acquisitions of AngioScore and Stellarex. Ms. McMahan received a signing bonus of $172,000 in 2015.

(2)
The amounts shown represent the grant date fair value of RSUs and PSUs granted to the NEOs as part of our long-term equity incentive program. The RSUs vest over a four-year period and vest 25% on each anniversary of the grant date. For the 2014 PSUs, the amounts shown for 2014 represent the following values that are based on achievement of 100% of the target performance: Mr. Drake, $4,391,602 and Mr. Matin, $828,180. Assuming achievement of the maximum 250% of target performance, the value of the 2014 PSUs would be: Mr. Drake, $10,979,005 and Mr. Matin, $2,070,451. In September 2015, upon commencement of her employment, Ms. McMahan was granted 2014 PSUs valued at approximately $309,370 based on achievement of 100% of the target performance. Assuming achievement of the maximum 250% of target performance, the value of Ms. McMahan’s 2014 PSUs would be $773,438. For the 2016 PSUs, the amounts shown represent the following values that are based on achievement of 100% of the target performance: Mr. Drake, $2,499,996; Ms. McMahan, $199,996; Mr. Matin, $424,998; Ms. Ford-Serbu, $199,996; and Mr. Scheiner, $124,995. Assuming achievement of the maximum 200% of target performance, the value of the 2016 PSUs would be: Mr. Drake, $4,999,992; Ms. McMahan, $399,992; Mr. Matin, $849,996; Ms. Ford-Serbu, $399,992; and Mr. Scheiner, $249,990. Mr. Scheiner forfeited his 2016 PSUs upon his departure from the Company in November 2016. Assumptions used in the calculation of the amounts reported in this column are included in Note 7 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(3)
The amounts shown do not reflect compensation actually received by the NEO. The amounts shown represent the grant date fair value of options granted during 2015 and 2016. The grant date fair value of each share option award was estimated on the date of grant using the Black-Scholes pricing model. Assumptions used in the calculation of the amounts reported in this column are included in Note 7 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(4)
The amounts shown represent cash payments made to each of our NEOs under our Performance Bonus Plan, which is further described in the “Compensation Discussion and Analysis” in this Proxy Statement. The amounts disclosed represent the actual bonuses earned for 2014 and 2016 performance that were paid in February 2015 and 2017, respectively. Under the terms of the 2015 Performance Bonus Plan, the NEOs did not receive a performance-based payout because the revenue threshold amount was not achieved.

(5)
It is not our practice to provide executive officers with any meaningful perquisites. We have, however, on occasion paid directly or reimbursed relocation expenses for one or more executive officers, which may include the movement of household goods, temporary housing, costs associated with the sale of a personal residence and income taxes associated with these costs. The amounts shown consist of our incremental cost for the provision to the NEOs of perquisites and other specified compensation elements during 2016:

Named Executive Officer	401(k) Match (a)	Relocation- Related Payments (b)	Housing and Living Allowance (c)	Total
Scott Drake	$7,652	$—	$—	$7,652
Stacy McMahan	7,851	168,993	—	176,844
Shahriar Matin	6,625	—	—	6,625
Donna Ford-Serbu	7,733	—	—	7,733
Udo Scheiner	13,066	—	88,014	101,080

(a)Our 401(k) matching contributions are provided to our NEOs on the same basis as that provided to all other U.S. employees.

(b)During 2016, we provided relocation benefits to Ms. McMahan, including a $76,476 payment to Ms. McMahan related to loss protection on the sale of her home. We calculated the aggregate incremental cost of the relocation benefits as the actual cost incurred by us to provide these benefits.

(c)During 2016, we provided a housing and living allowance to Mr. Scheiner. We calculated the aggregate incremental cost of the allowance as the actual cost incurred by us to provide these benefits.

(6)
In September 2015, we hired Ms. McMahan as Chief Financial Officer. The salary shown for 2015 is the actual amount paid of her annual base salary of $435,000. In 2015, Ms. McMahan also received a new hire bonus of $172,000; a grant of 33,359 stock options valued at approximately $172,676; and a grant of 26,240 2014 PSUs valued at approximately $309,370.

(7)	Ms. Ford-Serbu was not an NEO in 2014.

(8)
In March 2016, we hired Mr. Scheiner as Senior Vice President, International Commercial Operations. In November 2016, Mr. Scheiner resigned from his position. The salary shown is the actual amount paid of his annual base salary of $365,000. Mr. Scheiner forfeited the RSUs, stock options and 2016 PSUs granted to him in 2016 upon his departure from the Company in November 2016.

(9)
Mr. Scheiner was paid his salary and housing and living allowance in Swiss Francs. The amounts shown in the Salary and All Other Compensation columns have been converted into U.S. dollars at the 2016 average exchange rate of 1.0154.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our NEOs for the year ended December 31, 2016.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Plan	Grant Date	Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #
Scott Drake	(1)		$259,560	$519,120	$1,038,240	—	—	—	—	—	$—	$—
	(2)	1/8/16	—	—	—	—	—	—	22,148	—	—	333,328
	(3)	1/8/16	—	—	—	—	—	—	—	100,675	15.05	669,388
	(4)	6/17/16	—	—	—	—	137,665	275,330	—	—	—	2,499,996
Stacy McMahan	(1)		141,375	282,750	565,500	—	—	—	—	—	—	—
	(2)	1/8/16	—	—	—	—	—	—	7,752	—	—	116,668
	(3)	1/8/16	—	—	—	—	—	—	—	35,236	15.05	234,284
	(4)	6/17/16	—	—	—	—	11,013	22,026	—	—	—	199,996
Shahriar Matin	(1)		126,750	253,500	507,000	—	—	—	—	—	—	—
	(2)	1/8/16	—	—	—	—	—	—	17,719	—	—	266,671
	(3)	1/8/16	—	—	—	—	—	—	—	80,540	15.05	535,510
	(4)	6/17/16	—	—	—	—	23,403	46,806	—	—	—	424,998
Donna Ford-Serbu	(1)		71,649	143,299	286,598	—	—	—	—	—	—	—
	(2)	1/8/16	—	—	—	—	—	—	4,430	—	—	66,672
	(3)	1/8/16	—	—	—	—	—	—	—	20,135	15.05	133,878
	(4)	6/17/16	—	—	—	—	11,013	22,026	—	—	—	199,996
Udo Scheiner	(1)		91,250	182,500	365,000	—	—	—	—	—	—	—
	(2)	3/31/16	—	—	—	—	—	—	25,826	—	—	374,994
	(3)	3/31/16	—	—	—	—	—	—		58,696	14.52	376,529
	(4)	6/17/16	—	—	—	—	6,883	13,766	—	—	—	124,995

(1)
The amounts shown represent potential value of performance bonus awards under our 2016 Performance Bonus Plan for each of our NEOs. For 2016, the Compensation Committee approved an incentive bonus plan tied to our attainment of specific performance objectives for which threshold, target and maximum levels were established. Under the terms of the 2016 Performance Bonus Plan, the NEOs received a performance-based payout at 146%. The bonus was paid in February 2017. Please see “Compensation Discussion and Analysis” for more details regarding the 2016 Performance Bonus Plan.

(2)	We granted these RSUs under the Amended 2006 Plan to the NEOs as part of our long-term equity incentive program. The RSUs vest over a four-year period and vest 25% on each anniversary of the grant date. On each anniversary, the vested portion of the RSUs is paid to the NEO in common stock of the Company. The dollar value of the RSUs shown represents the grant date fair value based on the market price of our common stock on the date of grant.

(3)
We granted these options under the Amended 2006 Plan to the NEOs as part of our long-term equity incentive program. The options vest over a four-year period and become exercisable 25% on the first anniversary of the grant date and 6.25% each quarter thereafter. The dollar value of the options shown represents the grant date fair value based on the Black-Scholes model of option valuation to determine grant date fair value, in accordance with GAAP. The actual value, if any, that the NEOs may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized will be at or near the value estimated by the Black-Scholes model.

(4)
The number of 2016 PSUs that vest and convert to shares of common stock can range from 0% to 200% of the number of 2016 PSUs awarded depending on the Company’s performance during the performance period. The Compensation Committee has assigned two metrics for calculation of the payout: (i) the 2016 PSUs have an initial performance period of up to four years from the date of grant during which the target number of 2016 PSUs awarded to each recipient may be earned if approval of our Stellarex products is received from the FDA; (ii) the 2016 PSUs have a supplemental performance period of six calendar quarters following the calendar quarter in which FDA approval of our Stellarex products is received, and during which up to an additional 100% of the target number of 2016 PSUs may be earned depending on the degree to which our Stellarex products achieve specified U.S. market share goals. We granted the 2016 PSUs under the 2016 Plan to the NEOs as part of a special one-time grant under the Company’s long-term equity incentive program. The dollar value of the PSUs shown represents the grant date fair value based on at-target performance using the market price of the Company’s common stock on the date of grant, or $18.16. Please see “Compensation Discussion and Analysis” for more details regarding the 2016 PSUs.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by our NEOs at December 31, 2016.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Scott Drake	8/10/11	200,707	—	$5.63	8/10/21	—	$—	—	$—	(1)
	5/31/12	100,000	—	9.87	5/31/22	—	—	—	—	(2)
	7/10/13	80,765	18,638	18.44	7/10/23	—	—	—	—	(2)
	7/10/13	—	—	—	—	9,879	242,036	—	—	(3)
	6/25/14	—	—	—	—	17,200	421,400	—	—	(3)
	6/25/14	—	—	—	—	45,453	1,113,599	—	—	(4)
	12/17/14	—	—	—	—	1,936	47,432	—	—	(5)

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	6/11/15	—	—	—	—	21,091	516,730	—	—	(3)
	1/8/16	—	100,675	15.05	1/8/26	—	—	—	—	(2)
	1/8/16	—	—	—	—	22,148	542,626	—	—	(3)
	6/17/16	—	—	—	—	—	—	137,665	3,372,793	(6)
Stacy McMahan	9/30/15	10,424	22,935	11.79	9/30/25	—	—	—	—	(7)
	9/30/15	—	—	—	—	6,363	155,894	—	—	(4)
	1/8/16	—	35,236	15.05	1/8/26	—	—	—	—	(2)
	1/8/16	—	—	—	—	7,752	189,924	—	—	(3)
	6/17/16	—	—	—	0	—	—	11,013	269,819	(6)
Shahriar Matin	4/17/07	50,000	—	10.90	4/17/17	—	—	—	—	(2)
	6/17/08	25,000	—	10.51	6/17/18	—	—	—	—	(2)
	12/8/08	41,245	—	2.74	12/8/18	—	—	—	—	(8)
	6/1/10	84,794	—	5.76	6/1/20	—	—	—	—	(2)
	4/15/11	10,937	—	4.93	4/15/21	—	—	—	—	(2)
	5/31/12	31,476	—	9.87	5/31/22	—	—	—	—	(2)
	7/10/13	19,394	4,476	18.44	7/10/23	—	—	—	—	(2)
	7/10/13	—	—	—	—	2,372	58,114	—	—	(3)
	6/25/14	—	—	—	—	3,243	79,454	—	—	(3)
	6/25/14	—	—	—	—	8,572	210,014	—	—	(4)

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	6/11/15	—	—	—	—	12,654	310,023	—	—	(3)
	1/8/16	—	80,540	15.05	1/8/26	—	—	—	—	(2)
	1/8/16	—	—	—	—	17,719	434,116	—	—	(3)
	6/17/16	—	—	—	—	—	—	23,403	573,374	(6)
Donna Ford-Serbu	10/31/11	47,000	—	7.84	10/31/21	—	—	—	—	(2)
	5/31/12	27,542	—	9.87	5/31/22	—	—	—	—	(2)
	7/10/13	6,162	1,422	18.44	7/10/23	—	—	—	—	(2)
	7/10/13	—	—	—	—	754	18,473	—	—	(3)
	6/25/14	—	—	—	—	1,706	41,797	—	—	(3)
	6/25/14	—	—	—	—	6,315	154,718	—	—	(4)
	6/11/15	—	—	—	—	3,375	82,688	—	—	(3)
	1/8/16	—	20,135	15.05	1/8/26	—	—	—	—	(2)
	1/8/16	—	—	—	—	4,430	108,535	—	—	(3)
	6/17/16	—	—	—	—	—	—	11,013	269,819	(6)
Udo Scheiner (10)		—	—	—	—	—	—	—	—	—

(1)
These options were granted pursuant to the terms of the Amended 2006 Plan and Mr. Drake’s Employment Agreement. The options vested over a four-year period only if and when the average of the closing trading prices of a share of our stock for a period of ten consecutive trading days equaled or exceeded $10.00 per share (the “$10.00 Option Performance Target”). Upon the achievement of the $10.00 Option Performance Target in March 2012, the options vested pro rata at such time with the remaining portion of the unvested options vesting monthly over the remaining portion of the four-year vesting period. These options became fully vested in August 2015.

(2)
These options were granted pursuant to the terms of the Amended 2006 Plan. The options have a vesting period of four years with 25% vesting on the first anniversary of the grant date and 6.25% vesting each calendar quarter thereafter.

(3)
These RSUs were granted pursuant to the terms of the Amended 2006 Plan. The RSUs have a vesting period of four years with 25% vesting on each anniversary of the grant date. The market value of the RSUs shown is calculated based on the closing price of our common stock at December 30, 2016, or $24.50 per share.

(4)
The 2014 PSUs were granted pursuant to the terms of the Amended 2006 Plan. The 2014 PSUs were subject to a three-year performance period that ended on December 31, 2016. In January 2017, the Compensation Committee made a determination of the final payouts under the 2014 PSU awards. The Compensation Committee approved a payout factor of 97% of the target number of 2014 PSUs. The 2014 PSUs earned by each NEO vested 75% on December 31, 2016 and the remaining 25% of the 2014 PSUs for each NEO vest on December 31, 2017. The number of 2014 PSUs shown represents 25% of the actual number of 2014 PSUs earned by each NEO, which will vest on December 31, 2017. The market value of the 2014 PSUs shown is calculated based on the closing price of our common stock at December 30, 2016, or $24.50 per share.

(5)
Mr. Drake received a special 2014 year-end bonus in the amount of approximately 75% of his base salary, half of which was paid in cash in the amount of $338,000 and half of which was paid in 3,873 RSUs, which have a vesting period of four years with 25% vesting on each anniversary of the grant date.

(6)
The 2016 PSUs were granted pursuant to the terms of the 2016 Plan. The number of 2016 PSUs that vest and convert to shares of common stock can range from 0% to 200% of the number of 2016 PSUs awarded depending on our performance during the performance period. The number of 2016 PSUs shown represents the at-target amount, and the market value of the 2016 PSUs shown is calculated based on the closing price of our common stock at December 30, 2016, or $24.50 per share. The 2016 PSUs have an initial performance period of up to four years from the date of grant, during which the target number of 2016 PSUs awarded to each recipient may be earned if we receive FDA approval of our Stellarex products. The 2016 PSUs have a supplemental performance period of six calendar quarters following the calendar quarter in which FDA approval of our Stellarex products is received, and during which up to an additional 100% of the target number of 2016 PSUs may be earned depending on the degree to which our Stellarex products achieve specified U.S. market share goals.

(7)
These options were granted pursuant to the terms of the Amended 2006 Plan upon the commencement of Ms. McMahan’s employment. The options have a vesting period of four years with 25% vesting on the first anniversary of the grant date and 6.25% vesting each calendar quarter thereafter.

(8)
In December 2008, we granted a total of 997,000 performance-based stock options to all levels of management and certain key employees. These options have an exercise price of $2.74 per share, the closing sale price of our common stock on December 8, 2008, and vested over a four-year period only upon the achievement of a $9.00 share price based on a 10-day average closing price of our common stock (the “$9.00 Option Performance Target”). Upon achievement of the $9.00 Option Performance Target in March 2012, the options vested pro rata at such time with the remaining portion of the unvested options vesting monthly over the remaining portion of the four-year vesting period. These options became fully vested in December 2012.

(9)	Due to Mr. Scheiner’s resignation from the Company in November 2016, Mr. Scheiner had no outstanding equity awards at December 31, 2016.

Option Exercises and Stock Vested

The following table summarizes the option exercises and vesting of RSUs and 2014 PSUs for each of our NEOs for the year ended December 31, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
Scott Drake	—	$—	162,837	$3,855,107
Stacy McMahan	—	—	19,090	467,705
Shahriar Matin	—	—	33,928	789,195
Donna Ford-Serbu	—	—	21,681	516,683
Udo Scheiner	—	—	—	—

(1)
The NEOs, except for Ms. McMahan and Mr. Scheiner, acquired shares of common stock upon the vesting of RSUs in 2016. The following NEOs surrendered shares to cover taxes due upon vesting of the RSUs: Mr. Drake surrendered 12,331 of 26,478 shares; Mr. Matin surrendered 2,608 of 8,213 shares; and Ms. Ford-Serbu surrendered 848 of 2,733 shares. The NEOs, except for Mr. Scheiner, also acquired shares of common stock upon the vesting of 75% of the earned 2014 PSUs as of December 31, 2016. The following NEOs surrendered shares to cover taxes due upon vesting of a portion of the 2014 PSUs: Mr. Drake surrendered 63,516 of 136,359 shares; Ms. McMahan surrendered 6,104 of 19,090 shares; Mr. Matin surrendered 8,223 of 25,715 shares; and Ms. Ford-Serbu surrendered 6,059 of 18,948 shares.

(2)	Represents the market price of a share of common stock on the date of vesting of the RSUs and the 2014 PSUs, multiplied by the number of shares acquired upon vesting.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
AND CHANGE IN CONTROL ARRANGEMENTS

Mr. Drake’s Employment Agreement

In July 2011, Mr. Drake entered into an employment agreement, effective as of August 10, 2011 (the “Employment Agreement”). The Employment Agreement, which included a signing bonus of $60,000, provides that Mr. Drake will be paid an annual base salary of not less than $500,000, subject to increases by the Board, and will be entitled to earn an annual cash bonus of 60% of Mr. Drake’s then annual base salary at target performance, based upon the achievement of annual performance objectives set by the Compensation Committee at the beginning of each year. Mr. Drake’s base salary was increased to $527,000 per annum, effective January 1, 2012; $600,000 per annum, effective January 1, 2013; $630,000 per annum, effective January 1, 2014; and $648,900 per annum, effective January 1, 2016. The incentive target for Mr. Drake’s annual cash bonus was increased from 60% to 75% of his annual base salary in 2014 and from 75% to 80% of his annual base salary in 2016. The Employment Agreement provides that Mr. Drake’s employment is for an unspecified duration and constitutes “at will” employment.

Under the Employment Agreement, Mr. Drake was provided with (i) an award of 50,000 RSUs, 25% of which vested on each of the first, second, third and fourth anniversaries of the August 10, 2011 grant date, and (ii) an option to purchase 400,000 shares of our common stock at an exercise price of $5.63 per share, the closing sale price of our common stock on August 10, 2011. The options vested over a four-year period only if and when the average of the closing trading prices of a share of our stock for a period of 10 consecutive trading days equaled or exceeded the $10.00 Option Performance Target. Upon the achievement of the $10.00 Option Performance Target in March

2012, the options vested pro rata at such time with the remaining portion of the unvested options vesting monthly over the remaining portion of the four-year vesting period. The RSUs and the options became fully vested in August 2015.

During Mr. Drake’s employment and for one year following termination, he is prohibited from competing with us and soliciting our employees and customers to the extent set forth in the Employment Agreement.

Severance Agreements

On January 6, 2015, we entered into a severance agreement with Mr. Drake that supersedes the severance agreement included in his Employment Agreement. Under the severance agreement, if Mr. Drake has a “Qualifying Termination,” which is a termination of Mr. Drake’s employment by the Company without “Cause” (as defined in the severance agreement) or by Mr. Drake for “Good Reason” (as defined in the severance agreement), we will pay Mr. Drake a lump-sum cash payment in an amount equal to two times his base salary in effect on the date of the Qualifying Termination. If Mr. Drake has a Qualifying Termination that occurs within a “Change in Control Period”, which includes the 18-month period following a “Change in Control” (as defined in the severance agreement) and, in certain cases, the six-month period prior to a Change in Control, we will pay Mr. Drake (i) a lump-sum cash payment in an amount equal to two times his base salary in effect on the date of the Qualifying Termination, and (ii) a lump-sum cash payment in an amount equal to his target annual cash bonus for the year in which the Qualifying Termination occurs.

On January 6, 2015, we entered into severance agreements with certain executives of the Company, including Mr. Matin and Ms. Ford-Serbu. The severance agreements supersede and replace any prior severance agreements entered into between us and the executive. We entered into a severance agreement with Ms. McMahan on March 28, 2016 and an employment agreement with Mr. Scheiner that contained severance benefit provisions on March 4, 2016.

Under the severance agreement for Mr. Matin, if Mr. Matin has a “Qualifying Termination” (as defined in the severance agreement), we will pay him a lump-sum cash payment in an amount equal to (i) his base salary in effect on the date of the Qualifying Termination and (ii) his target annual cash bonus for the year in which the Qualifying Termination occurs.

Under the severance agreements for Ms. McMahan and Ms. Ford-Serbu, if the executive has a “Qualifying Termination” (as defined in the severance agreement), we will pay such executive a lump-sum cash payment in an amount equal to her base salary in effect on the date of the Qualifying Termination. If the executive has a Qualifying Termination that occurs within a “Change in Control Period” (as defined in the severance agreement), we will pay such executive officer (i) a lump-sum cash payment in an amount equal to her base salary in effect on the date of the Qualifying Termination, and (ii) a lump-sum cash payment in an amount equal to her target annual cash bonus for the year in which the Qualifying Termination occurs.

Mr. Scheiner did not enter into a severance agreement but entered into an employment agreement with us in March 2016. Under Mr. Scheiner’s employment agreement, we agreed to provide Mr. Scheiner with severance benefits of nine months of his base salary and health care coverage for a period of nine months following his termination under certain circumstances. In addition, upon a termination by us without cause upon a change in control of the Company, Mr. Scheiner would receive his performance bonus at the target level. Mr. Scheiner terminated his employment with us in November 2016.

All of the severance agreements provide that we will pay premium costs for health care coverage under COBRA for an executive through the earliest of (i) one year following the Qualifying Termination, (ii) the date that the executive becomes eligible for medical insurance coverage provided by another employer and (iii) the date that the executive is no longer eligible to receive such coverage under applicable law.

Each severance agreement provides that, if severance payments provided to the executive would constitute “parachute payments” within the meaning of Section 280G of the Code, the payments will be reduced in order to avoid imposition of an excise tax under the Code only if the net after-tax amount of such parachute payment to the executive is less than 10% more than the net after-tax amount to such executive if such severance payments are reduced. In addition, each severance agreement is intended to comply with Section 409A of the Code.

The severance agreements require an executive to execute, and not revoke, a release of claims against us in order to receive any severance payments. The severance agreements and Mr. Scheiner’s employment agreement also provide that, during an executive’s employment with us and for one year following the termination of the executive’s employment, the executive will not compete with us or solicit our employees and customers. In addition, under the severance agreements, an executive is prohibited from making disparaging statements about us during such executive’s employment and following the termination of such employment.

We also enter into indemnification agreements with our executive officers.

Equity Award Provisions

Our equity plans provide that all unvested stock options, RSUs, and PSUs vest if a change in control of the Company occurs and the successor corporation does not assume the option, RSU, or PSU or substitute an equivalent right for the option, RSU, or PSU.

Under the 2016 Plan and the Amended 2006 Plan, if the successor corporation assumes the stock option, RSU, or PSU or substitutes an equivalent right, then no such acceleration applies. The 2016 Plan and the Amended 2006 Plan provide that if a change in control occurs and a participant’s awards are converted, assumed, or replaced, and the participant, within two years of the change in control, either (A) is terminated other than for Cause or (B) terminates employment for Good Reason, the awards converted, assumed, or replaced shall become fully exercisable and all forfeiture restrictions on such awards lapse. The terms “Cause” and “Good Reason” have the meanings in the 2016 Plan, if applicable, or the participant’s award agreements or severance, employment, or other written agreement with us.

Potential Payments Upon Termination of Employment or Change in Control

Set forth below are (i) the amounts that would be payable to our NEOs upon the occurrence of any of the termination or change in control events listed below, assuming that such event occurred on December 31, 2016 and (ii) the value of any unvested equity awards for the NEOs that would vest upon the occurrence of any of the events listed below, based on the closing price of our common stock as of December 30, 2016, or $24.50 per share.

Potential Payments Upon Termination of Employment or Change in Control as of December 31, 2016

Name and Triggering Event	Lump Sum Severance Payment	Bonus	Value of Unvested Options	Value of Unvested RSUs	Value of Unvested PSUs	Total
Scott Drake
Voluntary Termination or Termination for Cause	$—	$—	$—	$—	$—	$—
Termination without Cause or for Good Reason (1)	1,297,800	—	—	—	—	1,297,800
Termination without Cause or for Good Reason after Change in Control (2)	1,297,800	519,120	1,064,325	1,770,223	3,372,793	8,024,261
Change in Control without Assumption of Equity Awards (3)	—	—	1,064,325	1,770,223	3,372,793	6,207,341
Termination due to Death or Disability (4)	—	—	—	—	4,463,436	4,463,436
Stacy McMahan
Voluntary Termination or Termination for Cause	—	—	—	—	—	—
Termination without Cause or for Good Reason (1)	435,000	—	—	—	—	435,000
Termination without Cause or for Good Reason after Change in Control (2)	435,000	282,750	624,484	189,924	269,819	1,801,977
Change in Control without Assumption of Equity Awards (3)	—	—	624,484	189,924	269,819	1,084,227
Termination due to Death or Disability (4)	—	—	—	—	422,503	422,503
Shahriar Matin
Voluntary Termination or Termination for Cause	—	—	—	—	—	—
Termination without Cause or for Good Reason (1)	390,000	253,500	—	—	—	643,500
Termination without Cause or for Good Reason after Change in Control (2)	390,000	253,500	788,228	881,706	573,374	2,886,808
Change in Control without Assumption of Equity Awards (3)	—	—	788,228	881,706	573,374	2,243,308
Termination due to Death or Disability (4)	—	—	—	—	779,055	779,055
Donna Ford-Serbu
Voluntary Termination or Termination for Cause	—	—	—	—	—	—
Termination without Cause or for Good Reason (1)	287,000	—	—	—	—	287,000
Termination without Cause or for Good Reason after Change in Control (2)	287,000	143,500	198,893	251,493	269,819	1,150,705
Change in Control without Assumption of Equity Awards (3)	—	—	198,893	251,493	269,819	720,205
Termination due to Death or Disability (4)	—	—	—	—	421,362	421,362
Udo Scheiner
Voluntary Termination or Termination for Cause (5)	—	—	—	—	—	—
____________

(1)	The terms “Cause” and “Good Reason” are as defined in the 2016 Plan or the NEO’s employment agreement, severance agreement or equity award agreement, as applicable.

(2)
The amounts in this row with respect to cash severance are based on the assumption that on December 31, 2016, a change in control occurred and after such change in control the NEO’s employment was terminated without Cause by us or for Good Reason by the NEO. Under the NEO’s severance agreement, the NEO is eligible to receive cash severance benefits if the NEO’s employment was terminated without Cause or the NEO terminated his or her employment for Good Reason, in each case during a period specified in the agreement. The amounts in this row with respect to equity awards (other than the 2016 PSUs) are based on the assumption that on December 31, 2016 a change in control occurred, the equity awards were assumed in connection with the change in control, and the NEO’s employment was terminated without Cause or the NEO terminated his or her employment for Good Reason within two years after the change in control. Under the 2016 Plan and Amended 2006 Plan, if a change in control occurs and a participant’s awards are converted, assumed, or replaced, and the participant, within two years of the date of the change in control, either (A) is terminated other than for Cause or (B) terminates employment for Good Reason, the awards converted, assumed, or replaced become fully exercisable and all forfeiture restrictions on such awards lapse. Each NEO is eligible to receive unvested PSUs according to the terms of the award agreements. The amounts included in this row for the 2016 PSUs are based solely on the assumption that a change in control occurred on December 31, 2016. Under the award agreement for the 2016 PSUs, an NEO would receive the target number of 2016 PSUs upon a change in control, with or without a termination of employment.

(3)
The amounts in this row (except with respect to the 2016 PSUs) are based on the assumption that a change in control occurred on December 31, 2016, the equity awards were not converted, assumed or replaced in connection with the change in control, and the NEO’s employment continued after such date. Under the 2016 Plan and Amended 2006 Plan, all unvested stock options, RSUs and PSUs vest in the event of a change in control of the Company if the successor corporation does not convert, assume or replace the option, RSU or PSU. Each NEO is eligible to receive unvested PSUs according to the terms of the award agreements. The amounts included in this row for the 2016 PSUs are based solely on the assumption that a change in control occurred on December 31. 2016. Under the award agreement for the 2016 PSUs, an NEO would receive the target number of 2016 PSUs upon a change in control, whether or not an assumption of equity awards occurred.

(4)	The term “Disability” is as defined in the 2016 Plan and Amended 2006 Plan and the NEO’s equity award agreement, as applicable.

(5)	Mr. Scheiner terminated his employment with us in November 2016. Under his employment agreement, he was not entitled to receive any severance payments as a result of his voluntary termination.

DIRECTOR COMPENSATION

General.   Since 2015, the Compensation Committee of the Board has retained Willis Towers Watson, a compensation consulting firm, to review and advise the Board regarding director compensation. Willis Towers Watson’s analysis and advice includes review of director compensation levels at our peer companies, general industry compensation levels as reported in the annual National Association of Corporate Directors report, a review of stock ownership guidelines, and review of pay practices and trends. Based upon the advice of Willis Towers Watson and the recommendation of the Compensation Committee, the Board approved, effective July 1, 2016, changes in director cash compensation, as more fully set forth below.

Board Fees and Other Arrangements.  Cash compensation comprises an annual retainer, which is payable quarterly. In 2016, all non-employee directors received an annual retainer of $45,000, payable quarterly.

The Chairman of the Board receives an additional annual fee of $70,000, which brings the total cash retainer paid to our independent Chairman to $115,000 annually, exclusive of Committee retainers and fees. The Chairman’s fee is paid quarterly when other director fees are paid and is in addition to any other fees or compensation payable to our non-employee directors.

Board members are also reimbursed for expenses associated with their attendance at Board meetings and committee meetings. Further, our Corporate Governance Guidelines encourage directors to identify and participate in education programs to assist them in performing their responsibilities as directors. Directors are paid $2,500 for one day of continuing director education per year, or $1,500 for such continuing education, if the continuing education program is scheduled to occur at a time and location that is generally concurrent with a Board meeting.

We also enter into indemnification agreements with our directors.

Committee Fees. Effective July 1, 2016, the Board approved (i) an annual retainer of $5,000 for each member of the Audit Committee and an additional $15,000 to the Audit Committee Chairperson; (ii) an annual retainer of $5,000 for each member of the Compensation Committee, and an additional $15,000 to the Compensation Committee Chairperson; (iii) an annual retainer of $2,500 to each member of the Nominating and Corporate Governance Committee and an additional $7,500 to the Nominating and Corporate Governance Committee Chairperson; and (iv) an annual retainer of $5,000 to each member of the Compliance and Quality Committee and an additional $15,000 to the Compliance and Quality Committee Chairperson. Committee members are also paid meeting fees of $500 and $1,000 for telephonic and in-person meetings, respectively.

Equity Compensation.  Non-employee directors are eligible to participate in our 2016 Plan. In July 2016, the Board approved revised equity compensation, effective July 1, 2016, which provides for an annual grant, on the date of each annual meeting, to non-employee directors of shares of restricted stock calculated by dividing $130,000 by the fair market value of a share of stock on the date of such annual meeting. Newly elected or appointed directors will also receive shares of restricted stock calculated using a similar formula upon their election or appointment to the Board. Subject to the director’s continued service, the restricted shares will vest in full on the first anniversary of the grant date.

The table below summarizes the compensation received by our non-employee directors for the year ended December 31, 2016.

Name of Non-Employee Director	Fees Earned or Paid in Cash	Stock Awards (1)	All Other Compensation (2)	Total
R. John Fletcher	$128,000	$130,016	$—	$258,016
William C. Jennings	68,925	130,016	—	198,941
B. Kristine Johnson	75,000	130,016	—	205,016
Daniel A. Pelak	78,500	130,016	—	208,516
Joseph M. Ruggio, M.D.	80,834	130,016	—	210,850
Maria Sainz	75,500	130,016	—	205,516
Todd C. Schermerhorn	78,075	130,016	—	208,091

(1)
The amounts shown represent the aggregate grant date fair value of restricted stock awards granted to each of the non-employee directors in 2016. On June 30, 2016, each non-employee director received 6,949 shares of restricted stock, which had a grant date fair value of $130,016. The restricted stock vests on the one year anniversary of the grant date. Assumptions used in the calculation of the amounts reported in this column are included in Note 7 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(2)
We reimburse directors for travel and other customary business expenses, in accordance with the same policies that apply to all Spectranetics employees. No perquisites are provided to non-employee directors.

The table below shows the aggregate number of outstanding restricted stock awards and stock option awards for each director as of December 31, 2016.

Director	Aggregate Restricted Stock Awards	Aggregate Stock Option Awards
R. John Fletcher	6,949	—
William C. Jennings	6,949	—
B. Kristine Johnson	6,949	—
Daniel A. Pelak	6,949	—
Joseph M. Ruggio, M.D.	6,949	—
Maria Sainz	6,949	—
Todd C. Schermerhorn	6,949	—

Employee Directors

We did not compensate Mr. Drake for his service as a Board member during 2016. Information regarding the compensation awarded to him as our CEO is included in the Summary Compensation Table under the caption “Executive Compensation” earlier in this Proxy Statement.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is comprised of non-employee directors as required by the listing standards of the NASDAQ Global Select Market. The Audit Committee operates under a written charter adopted by the Board of Directors, which is available on our website at www.spectranetics.com/investor-relations/corporate-governance.

Our management has the primary responsibility for our financial statements and our accounting and financial reporting process, including maintaining effective internal control over financial reporting and assessing the effectiveness of our internal control over financial reporting. KPMG LLP, our independent registered public accounting firm for the year ended December 31, 2016, performed an audit of our financial statements and expressed an opinion as to the conformity of such financial statements with generally accepted accounting principles. The independent registered public accounting firm is also responsible for auditing the effectiveness of our internal control over financial reporting. The role of the Audit Committee is to monitor and oversee these audits and our financial reporting process for the Board.

In this context, the Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2016, with management and our independent registered public accounting firm. The Audit Committee has also reviewed with management its report on its assessment of the effectiveness of our internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of our internal control over financial reporting.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm such firm’s independence from the Company. The Audit Committee has determined that the audit-related services provided in 2016 by KPMG LLP are compatible with maintaining such firm’s independence.

To perform their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by management of the Company and by the independent registered public accounting firm. As a result, the Audit Committee’s oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes and internal control over financial reporting, that our financial statements are fairly presented, in all material respects, in conformity with generally accepted accounting principles, that the audit of such financial statements has been conducted in accordance with generally accepted auditing standards or that our independent registered public accounting firm meets the applicable standards for auditor independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.

Audit Committee Members:
Todd C. Schermerhorn, Chairperson
William C. Jennings
Maria Sainz

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES

Under its charter, the Audit Committee must pre-approve all engagements of our independent auditors before the independent registered public accounting firm is engaged to perform any audit or permissible non-audit services, unless an exception to such pre-approval exists under the Exchange Act or the rules of the SEC. The charter authorizes the Audit Committee to establish pre-approval policies and procedures regarding our engagement of its independent registered public accounting firm, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service and such policies and procedures do not include delegation of the Audit Committee’s responsibilities to our management. Currently, the Audit Committee pre-approves each particular service engagement on a case-by-case basis. The Audit Committee has delegated to its Chairperson the authority to evaluate and approve service engagements on behalf of the full committee in the event a need arises for specific pre-approval between committee meetings. If the Chairperson approves any such engagements, he will report that approval to the full Audit Committee not later than the next committee meeting.

FEES BILLED FOR SERVICES RENDERED BY PRINCIPAL ACCOUNTANTS

KPMG LLP (“KPMG”), an independent registered public accounting firm, has audited our consolidated financial statements as of and for the two years ended December 31, 2016. The Audit Committee has considered whether the provision of services by KPMG other than its audits of our consolidated financial statements and its reviews of the quarterly consolidated financial statements during these periods, is compatible with maintaining the firm’s independence.

During 2016 and 2015, fees billed by KPMG to Spectranetics were as follows:

	2016 Fees	2015 Fees
Audit Fees	$939,350	$800,224
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$939,350	$800,224

Audit Fees.  Fees for audit services provided by KPMG for 2016 and 2015 include aggregate fees for professional services rendered in connection with their audits of our consolidated financial statements, the audit of our internal control over financial reporting, and the quarterly reviews of our consolidated financial statements included in our Quarterly Reports on Form 10-Q. Audit fees for both 2016 and 2015 also included services performed for consents and comfort letters issued in connection with SEC filings.

Audit-Related Fees.  No fees were paid to KPMG for audit-related services in 2016 or 2015.

Tax Fees.  No fees were paid to KPMG for tax services in 2016 or 2015.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2016 regarding equity awards under our equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)
Equity compensation plans approved by security holders (1)	3,984,791	(2)	$14.65	(3)	3,969,882	(4)
Equity compensation plans not approved by security holders	—		—		—
Total	3,984,791		14.65		3,969,882

(1)	These plans consist of the Amended 2006 Plan, 2016 Plan, and our 2010 Employee Stock Purchase Plan, as amended.

(2)
This amount includes 561,125 unvested RSUs and 363,961 PSUs that, if and when vested, will be settled in shares of our common stock. The amount reported in the table includes the actual number of 2014 PSUs that were earned as of December 31, 2016 and remain unvested and assumes target level performance for the 2016 PSUs. Assuming maximum level performance for the 2016 PSUs, the number of shares of common stock to be issued would increase by 268,447.

(3)	Only option awards were used in computing the weighted average exercise price.

(4)
This amount includes approximately 0.8 million shares that were available for future issuance under the 2010 Employee Stock Purchase Plan, as amended, at December 31, 2016. The plan currently provides for the sale of up to 1,700,000 shares of common stock to eligible employees, limited to the lesser of 2,500 shares per employee per six-month period or a fair market value of $25,000 per employee per calendar year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC and any national securities exchange on which our common stock is traded. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such forms received by us with respect to 2016, or written representations from certain reporting persons, we believe that no director, executive officer or person who owns more than 10% of our common stock failed to file, on a timely basis, the reports required by Section 16(a) for 2016, with the exception of one late Form 4 filed for Ms. Sainz due to an inadvertent clerical error. The late Form 4 was filed on July 6, 2016 to report one transaction, which was the acquisition of 6,949 shares of restricted stock on June 30, 2016.

ELECTION OF DIRECTORS
(Proposal No. 1)

The current number of members of the Board is eight. The terms of Mr. Pelak and Ms. Sainz expire at this Meeting. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated both Mr. Pelak and Ms. Sainz for election to the Board as a Class II director for a three-year term, which will expire at our annual stockholders meeting in 2020 or when their successors are duly elected and qualified. Following the Meeting, our Board will continue to be composed of three Class I directors, two Class II directors and three Class III directors. Two Class II directors are being elected at the Meeting.

The nominees have expressed their willingness to serve, but if because of circumstances not contemplated a nominee is not available for election, the proxy holders appointed by proxy intend to vote for such other person or persons as the Board may nominate. Information regarding Mr. Pelak and Ms. Sainz is set forth in the section entitled “Business Experience of Non-Employee Directors.”

Vote and Recommendation

Directors will be elected by a favorable vote of a plurality of votes cast. Abstentions as to the election of directors will not affect the election of the candidates receiving the plurality of votes. Broker non-votes will not affect the outcome of this proposal. Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the election of the nominees named above.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE CLASS II DIRECTOR NOMINEES.

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
(“SAY-ON-PAY VOTE”)
(Proposal No. 2)

Summary

We are asking our stockholders to provide advisory non-binding approval of the compensation of our named executive officers, as such compensation is described in the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation and the accompanying narrative disclosure in this Proxy Statement. Our executive compensation programs are designed to enable us to attract, motivate and retain highly qualified executives, who are critical to our success. These programs link compensation to the achievement of pre-established corporate financial performance objectives and other pre-established milestone-based performance objectives and provide long-term incentive compensation that focuses our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. The following is a summary of some key points of our executive compensation program. We urge our stockholders to review the “Compensation Discussion and Analysis” section of this Proxy Statement and related compensation tables for more information.

The primary goal of our executive compensation program is to attract, motivate, retain and reward leaders who create long-term value for our stockholders by paying them competitively, consistent with our success and their contributions to that success. This goal affects the compensation elements we use and our compensation decisions. Our compensation program rewards sustained financial and operating performance and leadership excellence, and motivates executives to remain for long and productive careers.

The Compensation Committee believes that compensation paid to the NEOs should be closely aligned with our performance on both a short-term and long-term basis and linked to specific, measurable results intended to create value for stockholders. We set goals designed to link each NEO’s compensation to our performance and attainment of those other factors. Our cash compensation programs incorporate achievement of near-term corporate objectives and individual employee performance. Consistent with our performance-based philosophy, we provide compensation to our NEOs that includes the potential for a significant variable cash incentive-based component, besides base salary. We have established an equity award program to reward executive officers based on their impact and influence on achievement of corporate objectives through granting RSUs, PSUs and option awards that will increase in value as our performance results in an increase in stockholder value.

In establishing compensation for the NEOs, the Compensation Committee seeks to:

•	Ensure the NEOs’ compensation is aligned with our strategies, business objectives and the long-term interests of our stockholders;

•
Further incentivize NEOs to achieve key strategic, financial and operations performance measures by linking annual and long-term compensation incentives to the achievement of performance goals in these areas;

•
Reinforce NEOs’ incentive to maximize long-term, sustainable stockholder value, and promote their retention, by providing the largest amount of NEOs’ total compensation opportunities in the form of ownership of our common stock through PSUs, RSUs and option awards; and

•	Support our performance-based philosophy and culture and continue to attract and retain individuals of superior ability and managerial talent; and

•	Focus on employee retention through our long-term equity programs.

We believe that our compensation programs are strongly aligned with the long-term interests of our stockholders. We believe that equity awards align the interests of our executives with those of our stockholders by encouraging achievement of long-term performance goals. Equity awards are a key component of our executive compensation program. In 2016, equity awards, in the form of PSUs (excluding the 2016 PSUs), RSUs and options, represented between 33% and 68% of our named executive officers’ compensation opportunity.

We provide competitive pay opportunities we believe reflect best practices. The Compensation Committee of our Board consistently reviews our executive compensation program to ensure it not only provides competitive pay opportunities, but also reflects best practices. Our philosophy is to target named executive officers’ total direct compensation at or above the median of the market data reviewed by the Compensation Committee. This positioning places greater emphasis on long-term performance-based pay, alignment with stockholder interests and long-term retention.

We are committed to strong governance standards regarding our compensation program, procedures and practices. In 2016, as part of a commitment to strong corporate governance and best practices, our Compensation Committee considered third-party executive compensation market data specific to the medical device industry as part of its annual executive compensation review. Our Board has established stock ownership guidelines, and our Compensation Committee has established equity compensation grant procedures and an annual process to assess the risks related to the company-wide compensation programs.

At our annual meeting of stockholders held on June 9, 2016, approximately 97% of votes cast (which excludes broker non-votes) voted in favor of the proposal to approve an advisory resolution regarding the 2015 compensation program for our NEOs (“say-on-pay” vote). The Compensation Committee believes this result indicates a vast majority of our stockholders are satisfied with our executive compensation policies and decisions, and our executive compensation program aligns the interests of our named executive officers with the interests of our stockholders. The Compensation Committee considered the results of the 2016 say-on-pay vote in its overall evaluation of our compensation program, but such results did not impact the Compensation Committee’s decisions regarding determining executive compensation for 2016. We will continue to consider the outcome of our say-on-pay vote results when determining future compensation policies and pay levels for our NEOs.

Recommendation

Our Board believes that the information provided above and within the Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement demonstrates our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The following resolution will be submitted for a stockholder vote at the Meeting:

“RESOLVED, that the stockholders of Spectranetics approve, on an advisory basis, the compensation of Spectranetics’ named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this Proxy Statement.”

This say-on-pay vote is advisory, and therefore not binding on us, the Compensation Committee or our Board. However, the Compensation Committee will take the results of the say-on-pay vote into consideration when making future decisions.

The affirmative vote of a majority of shares of common stock present and entitled to vote, in person or by proxy, is required to approve this Proposal No. 2. Abstentions effectively count as no votes on this Proposal No. 2. Broker non-votes will not affect the outcome of this proposal. Unless instructed to the contrary, the shares represented by the proxies will be voted FOR approval of the resolution above.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING ON AN ADVISORY BASIS THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION SET FORTH IN THIS PROXY STATEMENT.

ADVISORY VOTE ON DETERMINING THE FREQUENCY OF SAY-ON-PAY
(“FREQUENCY VOTE”)
(Proposal No. 3)
Background

The Dodd-Frank Act enables our stockholders to indicate how frequently they believe we should seek an advisory vote on the compensation of our named executive officers. We are seeking an advisory, non-binding determination from our stockholders as to the frequency with which stockholders would have an opportunity to provide an advisory approval of our executive compensation program. We are providing stockholders the option of selecting a frequency of one, two or three years, or abstaining.

Summary

While we will continue to monitor developments in this area, the Board currently plans to seek an advisory vote on executive compensation every ONE YEAR. We believe that this frequency is appropriate because it will enable our stockholders to vote, on an advisory basis, on the most recent executive compensation information that is presented in our proxy statement, leading to more meaningful and coherent communication between Spectranetics and our stockholders on the compensation of our named executive officers.

The Board’s determination was further based on the premise that this recommendation could be modified in future years if it becomes apparent that an annual frequency vote is not meaningful, is burdensome or is more frequent than recommended by best corporate governance practices.

Recommendation:

Based on the factors discussed, the Board determined to recommend that future Say-on-Pay advisory votes occur every ONE YEAR until the next frequency advisory vote.

The following resolution will be submitted for a stockholder vote at the Meeting:

“RESOLVED, that the compensation of Spectranetics’ named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this Proxy Statement, be submitted to an advisory vote of Spectranetics’ stockholders every: (i) one year, (ii) two years, or (iii) three years.”

This vote is advisory, and therefore not binding on us, the Compensation Committee or our Board.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EVERY “ONE YEAR” AS THE FREQUENCY FOR WHICH STOCKHOLDERS SHALL HAVE AN ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal No. 4)

The Audit Committee annually considers and recommends to the Board the selection of an independent registered public accounting firm. As recommended by our Audit Committee, the Board approved the selection of KPMG LLP to serve as our independent registered public accounting firm for our fiscal year ending December 31, 2017.

A representative of KPMG is expected to be present at the Meeting to respond to appropriate questions and will be given an opportunity to make a statement if he or she so desires. This selection is being submitted for ratification at the Meeting. If not ratified, the selection will be reconsidered by the Audit Committee, although the Audit Committee will not be required to select a different independent registered public accounting firm.

The affirmative vote of a majority of shares of common stock present and entitled to vote, in person or by proxy, is required to approve this Proposal No. 4. Abstentions effectively count as no votes on this Proposal No. 4. Broker non-votes will not affect the outcome of this proposal. Unless otherwise instructed, proxies will be voted FOR ratification of the selection of KPMG.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS

As permitted by the SEC’s proxy rules, we will deliver only one Annual Report and one Proxy Statement to multiple stockholders sharing an address unless we have received contrary instructions from one or more of those stockholders. This practice is designed to reduce our printing and mailing costs. We will, upon written or oral request, promptly deliver a separate copy of the Annual Report and/or Proxy Statement to a stockholder at a shared address to which single copies of the documents were delivered. You may make such request by contacting our Corporate Secretary at 9965 Federal Drive, Colorado Springs, Colorado 80921, telephone (719) 633-8333. Stockholders wishing to receive a separate annual report and/or proxy statement in the future or stockholders sharing an address wishing to receive a single copy of each of the annual report and proxy statement in the future may also contact our Corporate Secretary as referenced above.

2016 ANNUAL REPORT TO STOCKHOLDERS

A copy of our 2016 Annual Report to Stockholders has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Meeting. The 2016 Annual Report to Stockholders is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

2016 FORM 10-K

On February 24, 2017, we filed with the SEC an Annual Report on Form 10-K for the year ended December 31, 2016. The Form 10-K has been reprinted as part of our 2016 Annual Report to Stockholders. Stockholders may also obtain a copy of the Form 10-K and any of our other SEC reports, free of charge, from the SEC’s website at www.sec.gov or from our website at www.spectranetics.com, or by writing to our Corporate Secretary, The Spectranetics Corporation, 9965 Federal Drive, Colorado Springs, Colorado 80921. The Form 10‑K is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

OTHER MATTERS

The Board knows of no other matters, other than the matters set forth in this Proxy Statement, to be considered at the Meeting. If, however, any other matters properly come before the Meeting or any adjournment or adjournments thereof, the persons named in the proxies will vote such proxy in accordance with their best judgment on any such matter. The persons named in the proxies will also, if in their judgment it is deemed to be advisable, vote to adjourn the Meeting from time to time.

DATE OF RECEIPT OF STOCKHOLDER PROPOSALS

Under the applicable rules of the SEC, a stockholder who wishes to submit a stockholder proposal for inclusion in the proxy statement of the Board of Directors for the Annual Meeting of Stockholders to be held in 2018 must submit such proposal in writing to our Corporate Secretary at our principal executive offices no later than January 5, 2018. In addition, all stockholder proposals for inclusion in the proxy statement for the Annual Meeting of Stockholders to be held in 2018 must comply with the requirements of SEC Rule 14a-8 under the Exchange Act. Our Amended and Restated Bylaws also provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting (but that would not be included in our proxy statement) must notify our Corporate Secretary thereof in writing no earlier than 120 days and no later than 90 days prior to the one-year anniversary of the preceding year’s meeting date or February 8, 2018 and March 10, 2018, respectively. Such notice must include certain information specified in our Amended and Restated Bylaws.

BY ORDER OF THE BOARD OF DIRECTORS

Scott Drake
President and Chief Executive Officer
Dated April 28, 2017

PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

THE SPECTRANETICS CORPORATION

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/spnc
Use the Internet to vote your proxy until 11:59 p.m. (CT) on June 7, 2017.

PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on June 7, 2017.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Please detach here

The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 4 and 1 YEAR for Proposal 3.

Proposal 1. Election of Class II directors: 01 Daniel A. Pelak 02 Maria Sainz

☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

Proposal 2. Advisory vote to approve the Company's named executive officer compensation ("Say-on-Pay Vote") ☐ FOR ☐ AGAINST ☐ ABSTAIN

Proposal 3. Advisory vote on determining the frequency of future advisory votes on executive compensation ("Frequency Vote") ☐ 1 YEAR ☐ 2 YEARS ☐ 3 YEARS ☐ ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1, 2 AND 4 AND 1 YEAR FOR PROPOSAL 3.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ____________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

THE SPECTRANETICS CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Thursday, June 8, 2017
8:00 a.m. (CDT)

To obtain directions to attend the Annual Meeting of Stockholders, please contact our Corporate Secretary at (719) 633-8333 or at The Spectranetics Corporation, 9965 Federal Drive, Colorado Springs, CO 80921.

Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 8, 2017.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" the nominees listed under Proposal 1, "FOR" the proposals in Proposals 2 and 4, "1 YEAR" for Proposal 3 and, in the discretion of the Proxies, on any other matters which may properly come before the meeting.

By signing the proxy, you revoke all prior proxies and appoint Stacy McMahan and Paul Gardon, and each of them, as Proxies with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments or postponements thereof.

See reverse for voting instructions.